Exhibit 99.6

Consolidated Financial Statements and
Report of Certified Public Accountants

Circle Internet Financial Limited and Subsidiaries

December 31, 2020 and 2019

Circle Internet Financial Limited and Subsidiaries

i

GRANT THORNTON LLP 757 Third Avenue, 9th Floor New York, NY 10017 T 212.599.0100 F 212.370.4520

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders

Circle Internet Financial Limited

We have audited the accompanying consolidated financial statements of Circle Internet Financial Limited and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, other comprehensive income, redeemable convertible preferred stock and stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of SI Securities, LLC, a wholly-owned subsidiary, which statements reflect total assets constituting less than 1% of consolidated total assets as of December 31, 2020, and total revenues of 55% of consolidated total revenues for the year then ended. Those statements were audited by other auditors, whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for SI Securities, LLC, is based solely on the report of the other auditors. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

GT.COM	Grant Thornton LLP is the U.S. member firm of Grant Thornton International Ltd (GTIL). GTIL and each of its member firms are separate legal entities and are not a worldwide partnership.

Opinion

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Circle Internet Financial Limited and subsidiaries as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

New York, New York June 29, 2021

Circle Internet Financial Limited and Subsidiaries

Consolidated Balance Sheets

December 31, 2020 and 2019

(In thousands, except share information)	Year ended December 31
	2020	2019
Assets
Current assets
Cash and cash equivalents	$26,421	$34,726
Cash segregated for benefit of customers and USDC holders	4,024,735	522,057
Equity securities, at fair value (cost of $1,486 in 2020 and $541 in 2019)	14,707	541
Accounts receivable	1,590	914
Divestment consideration receivable, current	3,000	10,000
Prepaid expenses and other current assets	5,922	5,063
Current assets held for sale	-	589
Total current assets	$4,076,375	$573,890

Restricted cash for operations	961	1,090
Divestment consideration receivable, non-current	2,000	5,000
Fixed assets, net	443	782
Digital assets, net	4,675	479
Intangible assets, net	3,462	4,583
Goodwill	24,014	24,014
Investment in affiliate, equity method	1,231	2,000
Total assets	$4,113,161	$611,838

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	23,678	8,146
Deferred revenue	888	-
Loans payable	1,758	-
Convertible debt, net of debt discount	10,740	-
Acquisition payables, current	2,371	66,842
Deposits from customers and USDC holders	4,021,302	521,813
Total current liabilities	$4,060,737	$596,801

Long-term liabilities
Deferred rent	411	435
Deferred tax liabilities	4,733	546
Acquisition payables, non-current	9,905	-
Convertible debt, net of debt discount	19,874	26,839
Loans payable, net of debt discount	24,800	-
Warrant liability	212	77
Total long-term liabilities	59,935	27,897
Total liabilities	$4,120,672	$624,698
Commitments and contingencies (see Note 22)

Redeemable convertible preferred stock
Series A redeemable convertible preferred stock ($0.0001 par value; 33,620,690 issued and outstanding; $9,078 liquidation preference at December 31, 2020 and 2019)	9,000	9,000
Series B redeemable convertible preferred stock ($0.0001 par value; 17,586,205 issued and outstanding; $17,059 liquidation preference at December 31, 2020 and 2019)	17,000	17,000
Series C redeemable convertible preferred stock ($0.0001 par value; 18,445,443 issued and outstanding; $30,034 liquidation preference at December 31, 2020 and 2019)	40,050	40,050
Series D redeemable convertible preferred stock ($0.0001 par value; 23,202,679 issued and outstanding; $64,039 liquidation preference at December 31, 2020 and 2019)	64,061	64,061
Series E redeemable convertible preferred stock ($0.0001 par value; 9,077,030 issued and outstanding; $147,320 liquidation preference at December 31, 2020 and 2019)	148,891	148,891

Stockholders’ equity
Common stock ($0.0001 par value; 255,000,000 authorized; 41,449,497 issued and outstanding at December 31, 2020 and 35,188,607 at December 31, 2019)	4	4
Treasury stock, at cost (4,960,362 and 0 shares held at December 31, 2020 and 2019, respectively)	(2,877)	-
Additional paid-in capital	91,798	87,527
Accumulated deficit	(374,920)	(378,710)
Accumulated other comprehensive losses	(518)	(683)
Total stockholders’ equity (deficit)	(286,513)	(291,862)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$4,113,161	$611,838

The accompanying notes are an integral part of these consolidated financial statements.

Circle Internet Financial Limited and Subsidiaries

Consolidated Statements of Operations

December 31, 2020 and 2019

(In thousands, except share and per share information)	Year ended December 31
	2020	2019
Revenue and USDC interest income

Transaction and Treasury services	2,589	-
USDC interest income	4,435	6,232
SeedInvest revenue	8,417	3,191
Total revenue and USDC interest income from continuing operations	15,441	9,423

Third-party transaction costs
Transaction and Treasury services costs	785	-
USDC income sharing and transaction costs	2,826	4,908
Total third-party transaction costs	3,611	4,908

Operating expenses
Compensation expenses	18,932	43,460
General and administrative expenses	13,916	19,120
Depreciation and amortization expense	4,500	4,495
IT infrastructure costs	3,716	5,823
Digital assets impairment	1,256	-
Marketing and advertising expenses	400	879
Goodwill impairment	-	13,947
Total operating expenses	42,720	87,724
Operating loss from continuing operations	(30,890)	(83,209)

Other income, net	13,692	64,660
Net loss before income taxes	(17,198)	(18,549)

Income tax expense/(benefit for income taxes)	115	7,731
Net loss from continuing operations	(17,313)	(26,280)

Discontinued operations, net of tax
Gain (loss) from operations of discontinued Circle Trade business (including gain on disposal of $1,900 and income tax expense of $869 for the year ended December 31, 2019)	(58)	3,268
Gain (loss) from operations of discontinued Poloniex business (including loss on disposal of $156,824 for the year ended December 31, 2019)	20,431	(155,796)
Gain from operations of discontinued Circle Invest business (including gain on disposal of $625 for the year ended December 31, 2020 and income tax expense of $64 for the year ended December 31, 2019)	730	243
Net income (loss)	$3,790	$(178,565)

Earnings (loss) per share:
Basic earnings (loss) per share:
Continuing operations	$0.00	$(0.46)
Discontinued operations	$0.00	$(4.38)
Basic earnings (loss) per share	$0.00	$(4.84)

Diluted earnings (loss) per share:
Continuing operations	$0.00	$(0.46)
Discontinued operations	$0.00	$(4.38)
Diluted earnings (loss) per share	$0.00	$(4.84)

Weighted-average shares used to compute earnings (loss) per share:
Basic	36,089,496	34,805,605
Diluted	51,850,396	34,805,605

The accompanying notes are an integral part of these consolidated financial statements.

Circle Internet Financial Limited and Subsidiaries

Statements of Other Comprehensive Income

December 31, 2020 and 2019

(In thousands)	Year ended December 31
	2020	2019
Other Comprehensive income (loss):
Foreign currency translation adjustment, net of tax	165	33
Total other comprehensive income, net of tax	165	33
Comprehensive income (loss)	$3,955	$(178,532)

The accompanying notes are an integral part of these consolidated financial statements.

Circle Internet Financial Limited and Subsidiaries

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Equity

December 31, 2020 and 2019

	Temporary Equity											Permanent Equity
(In thousands, except share	Preferred Stock Series A Redeemable Convertible		Preferred Stock Series B Redeemable Convertible		Preferred Stock Series C Redeemable Convertible		Preferred Stock Series D Redeemable Convertible		Preferred Stock Series E Redeemable Convertible		Total Redeemable Convertible Preferred	Common stock		Treasury Stock		Additional paid-in	Accumulated	Accumulated other comprehensive	Total Stockholders’
information)	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Stock	Shares	Amount	Shares	Amount	capital	deficit	losses	Equity
Balance, January 1, 2019	33,620,690	9,000	17,586,205	17,000	23,051,123	50,050	23,202,679	64,061	9,077,030	148,891	289,002	33,932,501	3	-	-	70,029	(200,145)	(716)	(130,829)
Issuance of common stock												1,295,613	1			627			628
Cancellation of options												(39,507)							-
Share based compensation																6,871			6,871
Forfeiture of shares					(4,605,680)	(10,000)					(10,000)					10,000			10,000
Foreign currency translation adjustment																		33	33
Net loss																	(178,565)		(178,565)
Balance, December 31, 2019	33,620,690	9,000	17,586,205	17,000	18,445,443	40,050	23,202,679	64,061	9,077,030	148,891	279,002	35,188,607	4	-	-	87,527	(378,710)	(683)	(291,862)
Issuance of common stock												6,260,890	-			688			688
Receipt of treasury stock														4,960,362	(2,877)				(2,877)
Cancellation of options																			-
Share based compensation																3,583			3,583
Warrants and discount on debts
Foreign currency translation adjustment																		165	165
Net income																	3,790		3,790
Balance, December 31, 2020	33,620,690	9,000	17,586,205	17,000	18,445,443	40,050	23,202,679	64,061	9,077,030	148,891	279,002	41,449,497	4	4,960,362	(2,877)	91,798	(374,920)	(518)	(286,513)

The accompanying notes are an integral part of these consolidated financial statements.

Circle Internet Financial Limited and Subsidiaries

Consolidated Statements of Cash Flows

For the years ended December 31, 2020 and 2019

(In thousands, except share information)	Year ended December 31
	2020	2019
Cash flows from operating activities
Net Income (Loss)	$3,790	$(178,565)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization expense	4,500	12,440
Change in fair value of convertible debt	3,489	(2,355)
Digital assets received for services	(791)	-
Equity securities received for services	(421)	(541)
Digital assets impairment loss	1,256	-
Goodwill impairment loss	-	13,947
Contingent consideration fair value adjustment	-	(9,468)
Deferred taxes	4,187	8,637
Realized gains on investments	(169)	-
Unrealized gains on investments	(13,221)	-
Gain on extinguishment of debt	(33,158)	-
Gain on treasury stock received	(2,877)	-
Change in fair value of warrant liability	212	(59,528)
Expiration of Series-E warrants	(77)	-
Loss on disposal of Poloniex	-	156,824
Fair value adjustment for investment in digital assets trust	-	656
Gain on sale of Circle Invest	(625)	-
Gain on sale of Circle Trade	-	(1,900)
Loss (gain) on equity method investment in Centre IP	769	(2,000)
Net amortization of discount on acquisition payables	-	2,988
Net amortization of premium on convertible notes	(174)	-
Capitalization of interest on debt	698	-
Stock compensation expense	3,583	6,872
Deferred rent	(24)	(64)

Changes in operating assets and liabilities:
Accounts receivable	(676)	913
Prepaid expenses and other current assets	(859)	5,063
Accounts payable and accrued expenses	15,532	(13,620)
Deferred revenue	133	-
Net cash used in operating activities	(14,923)	(59,701)

Cash flows from investing activities
Proceeds from sale of Poloniex	10,000	33,150
Proceeds from sale of Circle Trade	-	1,900
Proceeds from the sale of Circle Invest	100	-
Proceeds from sale of investments	758	-
SeedInvest acquisition consideration paid	(1,100)	(7,579)
Poloniex settlement consideration paid	(20,746)	-
Purchase of fixed assets	-	(122)
Purchase of digital assets	(3,906)	-
Disposal of digital assets	-	15,363
Capitalization of software development costs	(3,177)	(5,487)
Proceeds from fixed asset sales	137	-
Net cash provided by (used in) investing activities	(17,934)	37,225

Cash flows from financing activities
Proceeds from Genesis Loan	25,000	-
Proceeds from PPP Loan	1,758	-
Repayment of loans	-	(20,000)
Deposits held for customers and USDC holders, net	3,499,489	262,030
Exercise of stock options	689	627
Net cash provided by financing activities	3,526,936	242,657

Cumulative foreign translation adjustment	165	33

Net increase in cash and cash equivalents, restricted and customer cash	3,494,244	220,214
Cash and cash equivalents, restricted and customer cash at the beginning of the year	557,873	337,659
Cash and cash equivalents, restricted and customer cash at the end of the period	$4,052,117	$557,873

Cash, cash equivalents, and restricted cash consisted of the following:
Cash and cash equivalents	$26,421	$34,726
Restricted cash	961	1,090
Cash segregated for benefit of customers	4,024,735	522,057
Total cash, cash equivalents, and restricted cash	$4,052,117	$557,873

Supplemental disclosure of cash flow information
Cash paid during the period for income taxes	-	25
Cash paid for interest	380	3,031
Supplemental schedule of non-cash activities:
Loans payable in bitcoins	-	(7,419)
Deferred revenue for digital assets received	755	-

The accompanying notes are an integral part of these consolidated financial statements.

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

1.	Description of business

Overview of the Business

Circle Internet Financial Limited and Subsidiaries (together, “Circle,” the “Company,” “we,” “us,” or “our,”) was formed in 2013 in Ireland. The consolidated financial statements include the accounts of Circle Internet Financial, Limited (the “Parent”) and its wholly-owned subsidiaries. Circle primarily provides platform services around its stablecoin U.S. Dollar Coin (“USDC”).

The Company commenced a plan in late 2019 to divest from businesses related to speculative cryptocurrency trading and better align our business with the products we offer to our customers. In November 2019, the Company disposed of the assets of the Poloniex business, which the Company purchased in 2018, the intangible assets of the Circle Trade business in December 2019, and sold the intangible assets of the Circe Invest business in early 2020.

After divesting from these businesses the Company changed its focus to creating platform services around its stablecoin USDC. USDC is a top ten market capitalization cryptocurrency and the new platform which was launched in June 2020 allows businesses to process USDC native payments and payouts and provide digital wallet and custody services using Application Programming Interfaces (“APIs”). This allows for enhancement of existing marketplace models and new digital businesses to be created. The Company has secured licenses with the majority of state banking departments including a Bitlicense with New York Department of Financial Services and from the UK’s Financial Conduct Authority (FCA) and from the Bermuda Monetary Authority (MBA).

Liquidity

These consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the normal course of operations as they come due. In assessing whether the going concern assumption is appropriate, management takes into account all available information about the future, which is at least, but not limited to, twelve months from the date the financial statements are available for issuance. The Company had an accumulated deficit of $374.9 million and $378.7 million at December 31, 2020 and 2019, respectively. The Company has historically experienced unprofitable financial results due to the Company’s reliance on trading revenue and speculative cryptocurrency markets. The Company’s ability to continue operations after its current cash resources are exhausted depends on its successfully securing additional financing or achieving profitable operations in the medium term.

Accounting principles generally accepted in the United States of America (“U.S. GAAP”) require that a Company evaluate at each reporting period its ability to continue as a going concern. A company’s ability to continue as a going concern is dependent on its ability to generate future profitable operations or to obtain the necessary financing to meet its obligations and cover its liabilities for twelve months from the date the financial statements are available for issuance. If a company has no assurance that it will be successful in generating positive cash flows or that sufficient funds can be raised in a timely manner, these conditions indicate the existence of a material uncertainty which casts doubt about the company’s ability to continue as a going concern.

Last year there was substantial doubt of the Company’s ability to continue as a going concern, but that substantial doubt has since been resolved through the issuance of convertible notes. The Company has received significant financing in the form of a convertible note for a total of $441.0 million as of May 2021. The Company believes proceeds received from the financing subsequent to year-end is sufficient to meet the Company’s cash needs and support their operations for at least the next twelve months from the issuance date of the financial statements.

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

2.	Summary of significant accounting policies and notes

Basis of Presentation and Principles of Consolidation

The Company prepares its consolidated financial statements in conformity with U.S. GAAP and in accordance with the rules and regulations of the United States Securities and Exchange Commission (“SEC”). References to the Accounting Standard Codification (“ASC”) and Accounting Standard Updates (“ASU”) included hereinafter refer to the Accounting Standards Codification and Updates issued by the Financial Accounting Standards Board (“FASB”) as the source of authoritative U.S. GAAP. The consolidated financial statements of the Company include the accounts of Circle Internet Financial Limited (the “Parent”) and its wholly-owned subsidiaries Circle Internet Financial, Inc. (“Circle, Inc.”), Circle Internet Financial Trading Company Limited, Circle UK Trading Limited, Circle Payments, LLC, Circle CYMN Limited, Circle CYMN HK Limited, Circle Japan K.K., Tianjin Circle Technologies Co., Ltd., Circle US Holdings, Inc (“Circle Holdings”) Circle Pay Europe Limited, Circle Internet International Limited, Pluto Holdings, Inc, SI Securities, LLC (“SeedInvest”) and Poloniex, LLC (“Poloniex”). All intercompany transactions have been eliminated on consolidation. As of November 4, 2019, the Company sold the Poloniex, LLC legal entity. As of December 17, 2019, and March 30, 2020, the Company sold the assets from the Circle Trade and Circle Invest businesses, respectively, which were within the Circle, Inc. legal entity. Following the aforementioned sale of Poloniex, LLC, the legal entity is no longer consolidated into the Company’s consolidated financial statements.

Accounting Principles and Use of Estimates

Preparing our consolidated financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosures in the accompanying notes.

On an ongoing basis, we evaluate our estimates. Significant estimates that are particularly susceptible to significant change related to valuation of digital assets, revenue earned in digital assets, valuation of intangible assets acquired in business combinations , including goodwill and deferred taxes. We based our estimates on historical experience and various other assumptions which we believe to be reasonable under the circumstances. These estimates may change as new events occur, and as additional information surrounding the continued impact of the novel coronavirus (“COVID-19”) pandemic becomes available. Actual results could differ from these estimates and any such differences may be material to the financial statements.

In the current year, the Company determined that digital assets should be accounted for under ASC 350, Intangibles – Goodwill and Other after restructuring its business in late 2019 to exit digital asset trading and brokerage businesses which led the Company to apply ASC 940 guidance in historical periods. As there is no inherent limit imposed on the useful life of the digital assets, they are classified as indefinite-lived intangible assets and are not subject to amortization. Instead, they must be tested for impairment annually and more frequently if events or circumstances change that indicate that it’s more likely than not that the asset is impaired (i.e., if an impairment indicator exists). Applying this guidance to current year accounting, the value of digital assets should only be revised in the event the Company concludes impairment exists, the Company should not record any increases in value during the period the digital assets is held; the only gains that would be recorded would be upon disposition (if the proceeds exceed the cost basis).

Reclassifications

In the year ended December 31, 2020, the Company reclassified certain assets and liabilities, and expenses within the Consolidated Balance Sheets and Consolidated Statements of Operations, respectively. Prior-period amounts were revised to conform with the current presentation. These changes have no impact on the Company’s previously reported consolidated net income (loss) for prior periods, including total operating expenses, financial position, or cash flows for the year ended December 31, 2019.

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

The reclassification primarily relates to a refinement of the Company’s shared expenses allocation methodology to allocate a larger share of such shared expenses among the departments. The refined methodology primarily allocated expenses out of General and administrative into IT infrastructure, and Marketing and advertising.

Cash and Cash Equivalents

Cash and cash equivalents are cash and highly liquid investments with original maturities of three months or less at the date of purchase. At December 31, 2020 and 2019, the Company’s cash and cash equivalents equal to $26.4 million and $34.7 million, respectively. The Company may, at times have cash balances which exceed the Federal Deposit Insurance Corporation (“FDIC”) deposit insurance limit of $250 thousand per institution.

The Company mitigates credit risk by placing deposits with major financial institutions and has not suffered any losses of cash and cash equivalents to date.

Cash Restricted for Operations

Restricted cash for operations represents amounts held at financial institutions related to the Company’s banking collateral requirements. Restricted cash at December 31, 2020 and 2019 was $1.0 million and $1.1 million, respectively. Restricted cash is restricted from withdrawal due to a contractual or regulatory banking requirements or not available for general use and as such is classified as restricted in the accompanying Consolidated Balance Sheets.

Cash Segregated for Customers and USDC Holders

Cash segregated for the benefit of customers and USDC holders was $4,024.7 million as of December 31, 2020 and $522.1 million as of December 31, 2019. This represents cash and cash equivalents maintained in segregated Company bank accounts that are held for the exclusive benefit of customers. These funds represent cash deposits held by customers in their fiat wallets and unsettled deposits and withdrawals. The Company segregates the use of the assets underlying the customer funds to meet regulatory requirements and classifies the assets as current based on their purpose and availability to fulfill its direct obligation under custodial funds due to customers. The Company has cash balances that exceed the FDIC deposit insurance limit of $250 thousand per institution.

Certain jurisdictions where the Company operates requires the Company to hold eligible liquid assets, as defined by applicable regulatory requirements and commercial law in these jurisdictions, equal to at least 100.0% of the aggregate amount of all custodial funds due to customers. Depending on the jurisdiction, eligible liquid assets can include cash and cash equivalents, customer custodial funds, and in-transit funds receivable. As of December 31, 2020 and December 31, 2019, the Company’s eligible liquid assets were greater than the aggregate amount of custodial funds due to customers.

Investments

Investment in equity securities

Under ASC 321, Investments – Equity Securities, equity securities are recorded at fair value based upon a quoted market price reported on recognized securities exchanges on the last business day of the year. Any change in unrealized holding gains or losses on equity securities are reported as a component of other income, net in the accompanying Consolidated Statements of Operations.

The Company received common stock in Voyager Digital Canada, Ltd (“Voyager Digital”) as consideration for the asset sale of Circle Invest. The share consideration received was recorded in accordance with ASC 321 Investments – Equity Securities as an equity security, which has a readily determinable fair value and is traded on over-the-counter (“OTC”) markets. OTC markets are a decentralized market in which market participants trade stocks, commodities, currencies, or other instruments directly between two parties and without a central exchange or broker.

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

Investment in equity securities carried under measurement alternatives

The Company has strategic investments in equity instruments which were received from SeedInvest as consideration for services where the Company (1) holds less than 20.0% ownership in the entity, and (2) does not exercise significant influence. In accordance with the guidance on recognition and measurement of equity investments, the Company has elected to use a measurement alternative for its equity investments without a readily determinable fair value, pursuant to which these investments are initially recognized at cost and remeasured through earnings when there is an observable transaction involving the same or similar investment of the same issuer, or due to an impairment.

Investment in Centre Consortium

In June 2019, Circle Holdings and Coinbase Global, Inc. (“Coinbase”), founded the Centre Consortium (“Centre”). Centre is a joint venture aimed at establishing a standard for digital fiat backed stablecoins and providing a governance framework and network for the global, mainstream adoption of fiat stablecoins created by its members.

The first stablecoin to be developed by Centre is USDC. The Company via Circle US Holdings, Inc, the Company’s subsidiary, contributed the smart contract and other intellectual property it had developed to Centre and in turn Coinbase contributed $2.0 million in cash.

Both the Company and Coinbase have a 50.0% membership interest in Centre. The Company performed an analysis and determined that this investment would be accounted for as an equity method investment under ASC 323 – Investments – Equity Method and Joint Ventures. There was no operating activity within Centre in 2019 aside from the initial investments by its members. The Company recorded a loss on equity method investments related to Centre of $0.8 million during 2020 which is included in other income, net on the Consolidated Statement of Operations. The resulting carrying amount of its investment in Centre was $1.2 million at December 31, 2020.

Investments in Digital Assets Trust

During 2019, the Company held a non-controlling, unconsolidated interest in a digital assets trust. This investment was a privately offered trust exclusively available to accredited investors. The Company elected the fair value option for its investment in the trust in accordance with ASC 825 – Financial Instruments. The Company valued its investment in the trust at fair value using the net asset value (“NAV”) of the underlying investment as a practical expedient as permitted by the guidance on fair value measurement. Any dividends received in excess of cumulative equity in earnings from the unconsolidated venture will be deemed as a return of capital. The digital assets trust was liquidated for a realized gain of $0.2 million during the year ended December 31, 2020 and is recorded in discontinued operations as this investment was originally acquired by the Circle Trade as part of its investment strategy. The fair value of the investment in the trust was $0.6 million as of December 31, 2019 and is presented as part of current assets held for sale in that year.

Fair Value measurements

ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) establishes a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to measure investments at fair value. The observability of inputs is impacted by a number of factors, including the type of investment, characteristics specific to the investment, market conditions and other factors. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

Investments with readily available quoted prices or for which fair value can be measured from quoted prices in active markets will typically have a higher degree of input observability and a lesser degree of judgment applied in determining fair value.

The three levels of the fair value hierarchy under ASC 820 are as follows:

Level 1	Quoted prices (unadjusted) in active markets for identical investments at the measurement date are used.

Level 2	Pricing inputs are other than quoted prices included within Level 1 that are observable for the investment, either directly or indirectly. Level 2 pricing inputs include quoted prices for similar investments in active markets, quoted prices for identical or similar investments in markets that are not active, inputs other than quoted prices that are observable for the investment, and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3	Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. The inputs used in determination of fair value require significant judgment and estimation.

In some cases, the inputs used to measure fair value might fall within different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the investment is categorized in its entirety is determined based on the lowest level input that is significant to the investment. Assessing the significance of a particular input to the valuation of an investment in its entirety requires judgment and considers factors specific to the investment. The categorization of an investment within the hierarchy is based upon the pricing transparency of the investment and does not necessarily correspond to the perceived risk of that investment.

Cash and cash equivalents, restricted cash, USDC cash and USDC deposits, receivables, prepaid expenses and other assets, accounts payable and accrued expenses, loans payable approximate fair value and are therefore excluded from the leveling table seen in Note 9 – Fair value of financial instruments. The cost basis is determined to approximate fair value due to the short-term duration of the financial instruments. See Note 9 – Fair value of financial instruments for further detail regarding the leveling classifications for assets as of December 31, 2020 and 2019.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are contractual rights to receive cash either on demand or on fixed or determinable dates, and are recognized as assets on the Company’s balance sheet. Accounts receivable consists of customer funds receivable, and other receivables.

The Company had amounts from customers and other third party counterparts at December 31, 2020 and 2019 of $1.5 million and $0.9 million, respectively. Collectability risks related to these accounts are remote.

Accounts receivable are presented net of an allowance for doubtful accounts, which is an estimate of amounts that may not be collectible. The Company performs ongoing evaluations of its accounts receivable and, if necessary, provides an allowance for doubtful accounts and expected losses. The Company writes off accounts receivable against the allowance when it determines a balance is uncollectible and no longer actively pursues collection of the receivable.

As of December 31, 2020 and 2019 the Company had no allowance for doubtful accounts. During the years ended December 31, 2020 and 2019 the Company recorded bad debt expense of $0.0 million and $0.1 million, respectively. During the years ended December 31, 2020 and 2019 the Company recorded no expense for provisions for doubtful accounts.

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

Fixed Assets, Net

Fixed assets are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets as described below:

Fixed Asset	Useful Life
Computers & Equipment	Three years
Fixtures & Furniture	Seven years
Software Licenses	One to three years
App and Web Design	One to three years
Leasehold Improvements	Lesser of useful life or remaining lease term

When assets are sold or retired, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss, if any, is included in operations. Maintenance and repairs are charged to operations as incurred. See Note 7 – Fixed asset, net for further detail.

Digital assets, net

The Company owns digital assets, under ASC 350, Intangibles – Goodwill and Other., The digital assets owned by the Company meet the definition of indefinite lived intangible assets because the digital assets lack physical substance and there is no inherent limit on their useful life. Accordingly, these digital assets are not subject to amortization. Instead, they must be tested for impairment annually and more frequently if events or circumstances change that indicate that it’s more likely than not that the asset is impaired. The Company reviews the carrying value of its digital assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Due to a change in market conditions, uncertainty and increased volatility among other factors, the Company recorded impairment on digital assets of $1.3 million as of December 31, 2020. The Company did not record impairment on digital assets for the year ended December 31, 2019, as the cost of digital currencies held approximated fair value. The Company stores all digital assets it holds on behalf of its customers, which includes custody and control of the users’ private keys, or components to cryptographic signatures necessary to transfer associated user digital assets for assets and custodies and maintains access controls for assets stored with selected custodians. For security reasons, the Company uses consolidated addresses to pool user digital assets, but maintains separate ledger entries to designate each user’s digital asset balance. Digital assets are reflected within digital assets, net on the accompanying Consolidated Balance Sheets. Impairment losses are reflected within digital assets impairment in the accompanying Consolidated Statements of Operations.

Intangible assets, net

Intangible assets with definite lives are amortized on a straight-line basis over their estimated useful lives. The Company’s finite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, and intangibles are also evaluated periodically to determine their remaining useful life.

The Company classifies the cost to acquire the domain name as an intangible asset and amortizes the cost over a period of seven years. Unamortized domain names as of December 31, 2020 and 2019 are included in intangible assets, net on the accompanying Consolidated Balance Sheets.

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

Internally developed software represents direct costs incurred to develop software for internal use and are capitalized and amortized over an estimated useful life of two years. Amortization expense on internally developed software was $3.5 million and $5.1 million for the year ended December 31, 2020 and 2019, respectively. Unamortized internally developed software development costs as of December 31, 2020 and 2019 are included in intangible assets, net on the accompanying Consolidated Balance Sheets.

Acquired intangible assets

The Company acquired intangible assets in connection with its acquisitions of Poloniex in 2018 and SeedInvest in 2019. The Company reviews the carrying value of its long-lived assets, including intangible assets with finite lives, at least annually, or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In November 2019, the Company sold the assets of Poloniex for total proceeds of $33.2 million, including a realized loss on disposal of $156.8 million. Amortization expense on the acquired intangible assets was $0.8 million and $0.7 million for the year ended December 31, 2020 and 2019, respectively. Unamortized acquired intangible assets as of December 31, 2020 and 2019 are included in intangible assets, net on the accompanying Consolidated Balance Sheets.

As of December 31, 2020, the Company had acquired intangible assets related to its acquisition of SeedInvest of $1.9 million. The useful life of the Company’s acquired intangible assets is as follows:

Poloniex acquired intangible assets	Useful life
Customer relationships	4 years
Developed technology	2 years
Brand name and trademarks	2 years
Non-compete agreement	2 years
Internally developed software	2 years

SeedInvest acquired intangible assets	Useful life
Developed technology	2 years
Customer relationships	4 years
Regulatory licenses	5 years
Trade name	1 year

There was no impairment recorded for intangible assets for the years ended December 31, 2020 and 2019.

Goodwill

Goodwill is the excess of the purchase price over the fair value of identifiable net assets acquired in a business combination. As prescribed in U.S. GAAP guidance, Intangibles—Goodwill and Other, goodwill is not amortized, but instead is periodically tested for impairment. The Company reviews goodwill for impairment on an annual basis on December 31st of each fiscal year or whenever an event occurs or circumstances change that could reduce the fair value of a reporting unit below its carrying amount. When reviewing goodwill for impairment, the Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount.

The Company completed its annual impairment test of goodwill as of December 31, 2020, which did not result in a goodwill impairment.

During 2019, the Company recorded impairment of $13.9 million related to the acquisition of SeedInvest following the sale of Poloniex and removal of synergies between the two businesses which is included in goodwill impairment on the Consolidated Statements of Operations. In 2019, the goodwill related to Poloniex was also disposed of in connection with the sale of assets of that business. The remaining goodwill was included in the calculation of the loss on disposal which is presented as part of discontinued operations on the Consolidated Statements of Operations.

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

The following table presents the changes in goodwill by business segment during the year ended December 31, 2020:

	Circle	SeedInvest	Total
Balance at December 31, 2018	-	-	-
Goodwill acquired	-	37,961	37,961
Goodwill impairment	-	(13,947)	(13,947)
Balance at December 31, 2019	-	24,014	24,014
Goodwill acquired	-	-	-
Goodwill impairment	-	-	-
Balance at December 31, 2020	-	24,014	24,014

Revenue Recognition

On January 1, 2019, the Company adopted ASU 2014-09 Revenue from Contracts with Customers and all subsequent amendments to the ASU (collectively, “ASC 606”), which (i) creates a single framework for recognizing revenue from contracts with customers that fall within its scope and (ii) revises when it is appropriate to recognize a gain (loss) from the transfer of nonfinancial assets.

The Company determines revenue recognition from contracts with customers through the following steps:

●	identification of the contract, or contracts, with the customer,
●	identification of the performance obligations in the contract,
●	determination of the transaction price,
●	allocation of the transaction price to the performance obligations in the contract, and
●	recognition of the revenue when, or as, the Company satisfies a performance obligation.

Revenue from contracts with customers is recognized when, or as, the Company satisfies its performance obligations by transferring promised goods or services to customers. A good or service is transferred to a customer when, or as, the customer obtains control of that good or service. A performance obligation may be satisfied over time or at a point in time. Revenue from a performance obligation satisfied at a point in time is recognized at the point in time that the Company determines the customer obtains control over the promised good or service. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled in exchange for those promised goods or services.

The Company’s services that fall within the scope of ASC 606 are presented on a product line basis and are recognized as revenue as the Company satisfies its obligation to customers. Services within the scope of ASC 606 include Transaction and Treasury Services, SeedInvest Revenue, Circle Invest Revenue, Circle Trade Revenue, and Poloniex Revenue. Revenue from Circle Invest, Circle Trade and Poloniex are no longer apart of the Company’s core business operations, and as such are included within discontinued operations, net of tax on the accompanying Consolidated Statements of Operations. USDC interest income and interest income are outside the scope of ASC 606. See Note 10 - Revenue Recognition for further detail.

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

Deferred Revenue

Deferred revenue represents consideration received that is yet to be recognized as revenue. The changes in our deferred revenue during the year ended December 31, 2020 are reflected in the following table. There was no deferred revenue for the year beginning or ended 2019 as these services were launched in 2020. All of the Deferred Revenue is attributable to the Circle Segment.

Transaction and Treasury Services
Balance at December 31, 2019	-
Deferred revenue billed in the current period, net of recognition	$888
Revenue recognized that was included in the beginning period	-
Balance at December 31, 2020	$888

Deferred Rent

Deferred rent represents rent free periods at lease inception that are being amortized to rent expense over the life of the lease. Deferred rent totaled $0.4 million as of December 31, 2020 and 2019 and is included in deferred rent on the Consolidated Balance Sheets. See Note 22 - Commitments and contingencies for further detail on the company’s lease agreements.

Earnings per share

The Company computes earnings per share using the two-class method required for participating securities. The two-class method requires that income from continuing operations shall be reduced by the amounts of dividends declared in the period for each class of stock and any contractual dividends that must be paid; and, if applicable, any deemed dividends. The Company’s convertible preferred stock issued are considered to be participating securities. These participating securities do not contractually require the holders of such shares to participate in the Company’s losses.

Basic EPS is calculated by dividing income available to common stockholders by the weighted-average number of common shares outstanding during the period. Options, warrants, unvested share-based payment awards and convertible securities are excluded from the basic EPS calculation. Contingently issuable shares are included in basic EPS only if all the necessary conditions for the issuance of such shares have been satisfied by the end of the period. Diluted EPS is computed by dividing income available to common stockholders, adjusted for the effects of the presumed issuance of potential common shares, by the number of weighted average common shares outstanding, plus potentially issuable shares, such as those that result from the conversion of a convertible instrument, exercise of a warrant, or vesting of an award.

Stock-Based Compensation

The Company measures compensation cost for all stock options granted based on fair value on the date of the grant. Stock-based compensation, net of estimated forfeitures, is recognized on a straight-line basis over the requisite service period for each stock option grant. The fair value of each stock option granted is estimated on the grant date using the Black-Scholes-Merton (“Black-Scholes”) option-valuation model. The fair value is amortized as compensation cost over the requisite service period of the awards, which is generally the vesting period.

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

The Companies provide stock options to its employees and board members under the 2013 Stock Award Scheme (the “Award Plan”). The Award Plan is administered by the Board who has the authority to grant and amend awards, adopt, amend and repeal rules relating to the Plan and to interpret and correct the provisions of the Plan and any award. The Board will select the individuals to whom options or restricted stock are granted and will determine the terms of each option, including (i) the number of shares of common stock subject to the option; (ii) conditions and limitations applicable to the exercise of each option and the common stock issued upon the exercise of each option, including vesting provisions; (iii) the option exercise price, which must be at least 100.0% of the fair market value of the common stock as of the date of grant; and (iv) the duration of the option, which may not exceed 10 years.

The Board may also grant restricted stock awards entitling recipients to acquire shares of common stock subject to (i) delivery to the Circle by the participant of cash or other lawful consideration in an amount at least equal to the par value of the stock purchased, and (ii) the right of Circle to repurchase all or part of such stock at their issue price in the event that conditions specified by the Board in the applicable award are not satisfied prior to the end of the applicable restriction period.

In certain circumstances, the Company also grants stock-based awards to consultants in lieu or in reduction of cash compensation for their services. The stock-based awards granted to nonemployees have the same terms as stock options granted to employees under the Award Plan. For stock-based awards granted to nonemployees, the Company recognizes compensation expense in accordance with the requirements of ASU 2018-07, Improvements to Nonemployee Share-Based Payment Accounting. Compensation expense is recognized at the fair value of the awards on the measurement date, and records expense related to nonemployee grants in the Consolidated Statements of Operations. Management of the Company believes the estimated fair value of the stock options is more readily measurable than the fair value of the services rendered. The fair value of stock options granted to nonemployees is calculated at each reporting date using the Black-Scholes option-pricing model. For nonemployee grants the measurement of stock-based compensation is subject to periodic adjustment as the underlying equity instruments vest.

Marketing and advertising expenses

We expense the cost of producing advertisements at the time production occurs and expense the cost of communicating advertisements in the period during which the advertising space or airtime is used as sales and marketing expense. Online advertising expenses are recognized based on the terms of the individual agreements, which are generally over the greater of the ratio of the number of impressions delivered over the total number of contracted impressions, on a pay-per-click basis, or on a straight-line basis over the term of the contract. Marketing and advertising expense totaled $0.4 million and $0.9 million for the years ended December 31, 2020 and 2019, respectively.

General and administrative expenses

General and administrative expenses include costs incurred to support the Company’s business, including professional services fees paid for legal and accounting services, rent, employee meals and entertainment, travel expenses, bad debt, insurance, training and education, compliance and other administrative services. General and administrative costs are expensed as incurred and presented in the Consolidated Statements of Operations under Operating Expenses.

Income Taxes

Under ASC 740, Income Taxes (“ASC 740”), deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of the enactment date. Valuation allowances are established when it is more likely than not that some or all of the deferred tax assets will not be realized.

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2020 and 2019. There are no material uncertain tax positions as of December 31, 2020 and 2019.

For U.S. Federal tax purposes, crypto asset transactions are treated on the same tax principles as property transactions. The Company recognizes a gain or loss when crypto assets are exchanged for other property, in the amount of the difference between the fair market value of the property received and the tax basis of the exchanged crypto assets. Receipts of crypto assets in exchange for goods or services are included in taxable income at the fair market value on the date of receipt.

Foreign Currency

The functional currency for the Company and its wholly-owned subsidiaries is the U.S. Dollar (“USD”), with the exception of Circle UK Trading Limited and Circle Trade Europe Limited, whose functional currency is the Great British Pounds (“GBP”). Assets and liabilities from the these entities with a GBP functional currency are translated to USD at exchange rates in effect at the balance sheet date. Revenues, costs, and expenses from these entities with a GBP functional currency are translated to USD using daily exchange rates. Gains and losses resulting from these translations are recorded as a component of accumulated other comprehensive income (loss) (“AOCI”). Gains and losses from the remeasurement of foreign currency transactions into the functional currency are recognized as other income, net in our accompanying Consolidated Statements of Operations.

Concentration of credit risk

The Company’s cash, cash equivalents, restricted cash, and accounts receivable are potentially subject to concentration of credit risk. Cash, cash equivalents, and restricted cash are placed with financial institutions which are of high credit quality. The Company invests cash, cash equivalents, and customer accounts primarily in highly liquid, highly rated instruments which are uninsured. The Company may also have deposit balances with financial institutions which exceed the Federal Deposit Insurance Corporation insurance limit of $250 thousand.

Related party transactions

Certain of the Company’s directors, executive officers, and principal owners, including immediate family members, are users of the Company’s products and services. Fees charged to these users are on terms no more favorable than terms generally available to an unaffiliated third party under the same or similar circumstances. The Company did not have any other material related party transactions for the years ended December 31, 2020 and December 31, 2019, respectively.

Risks and uncertainties

The COVID-19 global pandemic has caused national and global economic and financial market disruptions. On the onset of the pandemic, the Company braced and anticipated uncertain disruption to our business. As a consequence of the pandemic and evolving public health orders, the Company’s customers will continue to be exposed to various uncertainties that could negatively impact their ability to repay outstanding amounts, or even continue in business. The Company continues to monitor and react to business disruptions caused by the pandemic but we cannot predict with certainty the duration of the pandemic or its impact on the Company’s financial condition and results of operations, as well as business operations and workforce.

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

Recently issued and adopted accounting pronouncements

In May 2014, the FASB issued updated guidance and disclosure requirements for recognizing revenue (“ASC 606”). The new revenue recognition standard provides a five-step analysis of transactions to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This standard was effective for the Company on January 1, 2019, and may be applied retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. The Company has adopted the new standard on January 1, 2019 in its consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments -Overall: Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). Changes to the current GAAP model primarily affects the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, the FASB clarified guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale debt securities. The accounting for other financial instruments, such as loans, investments in debt securities, and financial liabilities is largely unchanged. The Company adopted the new standard on January 1, 2019 and concluded the impact was not material to the consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”), which simplifies the accounting for share-based payments granted to nonemployees for goods and services. Under the ASU, most of the guidance on such payments to nonemployees would be aligned with the requirements for share-based payments granted to employees. Companies will now value all equity classified awards at their grant-date under ASC 718 and forgo revaluing the award after this date. For public entities, ASU 2018-07 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The Company has adopted the new standard and concluded the impact was not material to the consolidated financial statements.

In August, 2016 the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). ASU 2016-15 is intended to provide specific guidance on how certain cash receipts and cash payments are presented and classified in the statement of cash flows under Topic 230, in order to reduce existing diversity in practice. For public entities, ASU 2016-15 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. The amendments should be applied using a retrospective transition method to each period presented. The Company has adopted the new standard in its consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”). ASU 2016-18 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. As a result, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of period total amounts shown on the statement of cash flows. For public entities ASU 2016-18 is effective after December 15, 2017. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018. The Company has adopted the new standard in its consolidated financial statements.

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820) Disclosure Framework— Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”), which changes the fair value measurement disclosure requirements of ASC 820. As of this recent issuance, the following disclosure requirements were removed from Topic 820: (1) The amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy (2) The policy for timing of transfers between levels (3) The valuation processes for Level 3 fair value measurements and (4) For nonpublic entities, the changes in unrealized gains and losses for the period included in net income for recurring Level 3 fair value measurements held at the end of the reporting period. The following disclosure requirements were modified in Topic 820: (1) In lieu of a rollforward for Level 3 fair value measurements, a nonpublic entity is required to disclose transfers into and out of Level 3 of the fair value hierarchy and purchases and issues of Level 3 assets and liabilities (2) For investments in certain entities that calculate net asset value, an entity is required to disclose the timing of liquidation of an investee’s assets and the date when restrictions from redemption might lapse only if the investee has communicated the timing to the entity or announced the timing publicly and (3) The amendments clarify that the measurement uncertainty disclosure is to communicate information about the uncertainty in measurement as of the reporting date. The amendments in this update are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company adopted this update as of January 1, 2020 with no material impact on the Company’s consolidated financial position and results of operations.

In December 2019, the FASB issued ASU 2019-12, Income Taxes: Simplifying the Accounting for Income Taxes (“ASU 2019-12”), as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Among other things, the new guidance simplifies intraperiod tax allocation and reduces the complexity in accounting for income taxes with year-to-date losses in interim periods. The Company adopted this update as of January 1, 2020 with no material impact on the Company’s consolidated financial position and results of operations.

Recently issued but not adopted accounting pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (“ASU 2016-02”), which provides guidance for accounting for leases. ASU 2016-02 requires lessees to classify leases as either finance or operating leases and to record a right-of-use asset and a lease liability for all leases with a term greater than 12 months regardless of the lease classification. The lease classification will determine whether the lease expense is recognized based on an effective interest rate method or on a straight-line basis over the term of the lease. The amendments in this update are effective for public entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. In June 2020, the FASB issued ASU 2020-05, Revenue From Contracts With Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which extended the adoption date of ASU 2016-02 for all other entities. Under ASU 2020-05, the effective date for adoption of ASU 2016-02 is fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Accounting for lessors remains largely unchanged from current U.S. GAAP. ASU 2016-02 will be effective for the Company’s fiscal year beginning January 1, 2022 and subsequent interim periods. The Company is currently evaluating the impact the adoption of ASU 2016-02 will have on the Company’s financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments (Topic 326) (“ASU 2016-13”). The amendments in this and the related ASUs introduce broad changes to accounting for credit impairment of financial instruments. The primary updates include the introduction of a new current expected credit loss (“CECL”) model that is based on expected rather than incurred losses and amendments to the accounting for impairment of held-to-maturity securities and available for sale securities. The amendments in this update are effective for public entities that are SEC filers for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. For other public entities, the amendment is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. For all other entities, the amendment is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. We are finalizing the effect this new guidance will have on our consolidated financial statements and related disclosures. The Company is still in the process of evaluating the new standard but expects it to be non-significant to the consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350), simplifying Accounting for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 removes the requirement to perform a hypothetical purchase price allocation to measure goodwill impairment. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. The amendments in this update are effective for public entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendment is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact the adoption of ASU 2017-04 will have on the Company’s financial statements.

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract (“ASU 2018-15”). ASU 2018-15 requires a customer in a cloud computing arrangement that is a service contract to follow the internal-use software guidance in ASC 350-40 to determine which implementation costs to defer and recognize as an asset. The amendments in this update are effective for public entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. For all other entities, the amendment is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The Company is still in the process of evaluating the new standard but expects it to be non-significant to the consolidated financial statements. We have not early adopted this standard.

In August 2020, FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity; Own Equity (“ASU 2020-06”), as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Among other changes, the new guidance removes from GAAP separation models for convertible debt that require the convertible debt to be separated into a debt and equity component, unless the conversion feature is required to be bifurcated and accounted for as a derivative or the debt is issued at a substantial premium. As a result, after adopting the guidance, entities will no longer separately present such embedded conversion features in equity, and will instead account for the convertible debt wholly as debt. The new guidance also requires use of the “if-converted” method when calculating the dilutive impact of convertible debt on earnings per share, which is consistent with the Company’s current accounting treatment under the current guidance. The guidance is effective for financial statements issued for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years, with early adoption permitted, but only at the beginning of the fiscal year. The Company is currently evaluating the impact the adoption of ASU 2020-06 will have on the Company’s financial statements.

3.	Segment information

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (the “CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s Chief Executive Officer is the Company’s CODM. The CODM reviews financial information presented on a vertical basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. The Company has revenue from multiple products and measures of profitability by product, which have discrete financial information and are reviewed by the CODM. As such, the Company has determined that it operates with two operating segments and two reportable segments.

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

A description of each of our reportable segments is as follows:

●	Circle – The Circle segment consists of our USDC, Circle APIs and Integration Services, collectively Transaction and Treasury Services. Circle provides digital payment, marketplace and custody services to enable the future acquisition, sale and storage of the tokens at scale.

●	SeedInvest – The SeedInvest segment is related to our equity crowdfunding platform which connects start-up businesses (“issuers”) with venture investors (“investors”), by providing an online platform where issuers can solicit and raise capital. SeedInvest intends to develop tokenized securities to continue to democratize capital raising for startup companies

The CODM assesses performance of and allocates resources to Circle based on contribution margin and net income for SeedInvest. Contribution margin is calculated as segment revenues less the direct variable costs associated with those revenues. The CODM does not evaluate performance or allocate resources based on segment asset data, and therefore such information is not included.

The table below presents information about the Company’s reportable segments for the years ended December 31, 2020 and 2019:

	Circle Segment
	Year ended December 31
	2020	2019
Segment contribution margin	3,413	1,323
Net income (loss) before income taxes	(19,737)	(16,339)

	SeedInvest Segment
	Year ended December 31
	2020	2019
Net income (loss)	2,544	(2,208)

The table below provides a reconciliation of total segment contribution margin to net income for the Circle segment for the years ended December 31, 2020 and 2019:

	Year ended December 31
	2020	2019
Segment contribution margin	3,413	1,323
Costs and expenses:
Compensation expense	(14,658)	(39,685)
General and administrative expenses	(12,832)	(18,090)
Depreciation and amortization expense	(4,500)	(4,495)
IT infrastructure costs	(3,242)	(5,508)
Digital assets impairment	(1,256)	-
Goodwill impairment	-	(13,947)
Marketing and advertising expenses	(240)	(597)
Other income, net	13,578	64,660
Net income (loss) before income taxes	(19,737)	(16,339)

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

4.	Acquisitions

The Company did not complete any acquisitions during 2020. The Company completed its acquisition of SeedInvest during 2019. The 2019 acquisition was accounted for using the acquisition method of accounting. The results of operations of the acquisitions have been included on the accompanying consolidated financial statements subsequent to the date of acquisition.

The purchase price of an acquisition is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The excess of total consideration over the fair values of the assets acquired and liabilities assumed is recorded as goodwill.

During the measurement period, which may be up to one year from the acquisition date, and to the extent that the value was not previously finalized, the Company may record adjustments to the fair value of these tangible and intangible assets acquired and liabilities assumed, with the corresponding offset to goodwill. In addition, uncertain tax positions and tax-related valuation allowances are initially recorded in connection with a business combination as of the acquisition date. The Company continues to collect information about facts and circumstance that existed at the date of acquisition and reevaluates these estimates and assumptions quarterly and records any adjustments to the Company’s preliminary estimates to goodwill, provided that the Company is within the measurement period. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the Company’s accompanying Consolidated Statements of Operations.

Acquisition of SeedInvest

On March 1, 2019, the Company closed the acquisition of SeedInvest with the purpose of converging our cryptocurrency digital assets solutions with broker dealer services, further develop the business with a view to create securitized tokens and establish synergies through blockchain crowdfunding. Assets acquired and liabilities assumed primarily comprised cash, accounts receivable, prepayments, long-lived intangible asset and accounts payable. The fair value of acquisition related assets and liabilities measured at the acquisition date were as follows:

Fair value recognized on acquisition
Assets Acquired

Accounts receivable	417
Deposits and prepayments	71
Intangible assets, net	1,882
Total assets	$2,370

Liabilities Assumed
Accounts payable and accrued expenses	117
Total liabilities	$117
Total identifiable net assets, at fair value	2,253

Goodwill arising on acquisition	37,961
Purchase consideration	$40,214

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

Intangible assets comprise the following assets at fair value: customer relationships of $0.4 million, developed technology of $1.2 million, trade name of $0.1 million and acquired licenses of $0.3 million. Acquisition costs related to SeedInvest were recognized as an expense in general and administrative expenses within the accompanying Consolidated Statements of Operations.

Goodwill arising from the acquisition of $38.0 million represents the value of expected synergies arising from the acquisition which are expected to be realized via integration of SeedInvest’s platform with Parent’s greater product offerings and obtaining regulatory approval for tokenized securities.

Purchase consideration was comprised of the following components:

(i) Closing cash payment at the acquisition date	7,579
(ii) Fair value of convertible notes	29,560
(iii) Fair value of contingent consideration	3,075
Total consideration	40,214

The fair value of the contingent consideration comprised of two indemnity holdback payments discounted to fair value on the date of the transaction $1.1 million was paid on February 27, 2020 and the remaining $2.4 million was paid on March 1, 2021. The discount on the contingent consideration payments is amortized and included in interest expense, net of amortization of discounts and premiums in the accompanying Consolidated Statements of Operations.

5.	Divestitures

2020 Divestitures

Sale of Circle Invest

On March 30, 2020. the Company sold the intangible assets related to the Circle Invest business to Voyager Digital, a Canadian publicly traded company, for $0.6 million in gross proceeds, comprised of $0.1 million in cash payment and stock in Voyager Digital equivalent to approximately 4.0% of total shares outstanding on the date the sale was closed. The stock consideration received in Voyager Digital totaled 3,495,156 shares at a price of $0.15 per share, with a fair market value of $0.5 million. The intangible assets of Circle Invest sold were internally generated and had no book value, which resulted in a gain on the sale recorded in discontinued operations on the accompanying Consolidated Statements of Operations. The related amounts were previously reported under the Circle segment. This was a strategic effort to better align our business with the products we offer to our customers. Refer to table below:

The following table summarizes the calculation of the gain on the sale of the Circle Invest business:

Consideration received:
Cash	100
Common stock fair value	525

Net assets sold:
Intangible and other assets, net	-
Gain on sale of Circle Invest	625

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

In connection with the transaction the Company agreed to continue to operate the Circle Invest platform on behalf of prospective Voyager customers while Voyager acquires the appropriate licenses in three US states: New York, Alaska and North Carolina.

Circle Invest had net revenues of $0.2 million in 2020 and $0.6 million in 2019. Direct expenses attributable to Circle included technology costs of $0.1 million for the years ended December 31, 2020 and 2019, respectively, and transaction losses of $0.1 million and $0.2 million for the years ended December 31, 2020 and 2019, respectively. All of the above items were included in the calculation of the gain from discontinued operations in the accompanying Consolidated Statements of Operations.

The cash flow statement impact of discontinued operations was an increase to cash flow from operating activities of $0.1 million and $0.3 million for the years ending December 31, 2020 and December 31, 2019 and an increase to cash flow from investing cash flows of $0.1 million for 2020. There was no impact of discontinued operations on financing cash flows for 2020.

2019 Divestitures

Sale of Circle Trade

The Company closed a transaction to sell the intangible assets of Circle Trade to Payward, Inc. (“Payward” or the “Buyer”), a privately held cryptocurrency exchange on December 17, 2019, the divestiture date. This was a strategic effort to better align our business with the products we offer to our customers. Consideration for the sale included $1.9 million in cash paid at closing and contingent stock in the Buyer dependent on earnout, retention and referral conditions. Pursuant to the agreement, the Company can receive up to 252,017 and 100,807 shares of the Buyer at a contractual price of $19.84 per share if certain earnout and retention conditions, respectively, are satisfied within one year of the closing date. Additionally, the Company is entitled to receive referral payments from the Buyer based on 0.1% of gross OTC volume from new clients for the first year. The maximum amount of contingent stock receivable was less than 1.0% of the total equity in the privately held buyer. The earnout provisions for the contingent stock are based on employee retention and the OTC volume performance of the acquired desk over a twelve month period from the closing date of the transaction. The contingent stock consideration is accounted for as a gain contingency under ASC 450 - Contingencies and will be recorded as the contingent conditions are resolved. The intangible assets of Circle Trade sold were internally generated and had no book value, which resulted in a gain on the sale recorded in discontinued operations on the accompanying Consolidated Statements of Operations. These related amounts were previously reported under the Circle segment. As of April 5, 2021 the Company has received 83,186 shares of contingent stock in Payward as a result of certain earnout and retention provisions being met in accordance with the agreement for the sale of Circle Trade. See Note 23 – Subsequent events for further detail. Additionally, there were no referral share payments due as no referrals were made in the one-year period from closing the transaction. The following table summarizes the calculation of the gain on the sale of the Circle Trade business:

Consideration received:
Cash	$1,900
Contingent Stock	-

Net assets sold:
Intangible and other assets, net	-
Gain on sale of Circle Trade	1,900

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

Circle Trade had revenues of $0.2 million and $7.3 million for the years ended December 31, 2020 and 2019, respectively. It had unrealized losses totaling $0.9 million in 2019. It had variable trading related costs of $0.7 million in 2019. Expenses attributable to Circle Trade included compensation and benefits expenses paid to employees of $0.2 million and $1.7 million in 2020 and 2019, respectively, interest expenses on bitcoin loans and a revolving line of credit $1.7 million in 2019, and rental expenses $0.1 million in 2019. All of the above items were included in gain on discontinued operations in the accompanying Consolidated Statements of Operations.

Circle Trade held significant fiat currency and cryptocurrency which were retained by the Company under the terms of the sale. All material cryptocurrency working capital was liquidated to fiat currency in December 2019 following the sale. Circle Trade also had a bitcoin loan from a crypto loan provider which totaled 2,400 BTC in 2019. The Company repaid the full amount of the loan following the sale of Circle Trade. Circle Trade also had an investment in the ZCash investment trust which was retained by the Company under the terms of the sale. This is presented as part of current assets held for sale in the balance sheet in 2019 and was disposed for a realized gain in 2020 of $0.2 million which is presented as income from discontinued operations.

The cash flow statement impact of discontinued operations was a decrease to cash flow from operating activities of $0.2 million and $3.4 million for the years ending December 31, 2020 and 2019, respectively. The impact of discontinued operations was an increase to cash flow from investing activities of $1.9 million for the year ended December 31, 2019. There was no impact of discontinued operations on financing cash flows for 2020.

Sale of Poloniex

The Company closed a transaction to sell the assets of Poloniex to an investment consortium on November 4, 2019, to Polo Digital Assets, Ltd (“PDAL”). This was a strategic effort to better align our business with the products we offer to our customers. The following table summarizes the calculation of the loss on the sale of the Poloniex business:

Consideration received:
Cash	33,150
Contingent Consideration	15,000

Net assets sold:
Intangible and other assets, net	19,360
Goodwill	185,555
Digital assets disposed, net	59
Loss on Disposal of Poloniex	(156,824)

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

Contingent consideration was comprised of future deferred payments of $15.0 million subject to a successful operational transfer and indemnity holdbacks. During 2020, we received $10.0 million of the total $15.0 million and expect to receive future payments on the following schedule; $2.0 million in May 2021, $1.0 million in November 2021, $1.0 million in May 2022 and $1.0 million in November 2024. The remaining deferred payments are recorded as divestment consideration receivable as the Company is confident of receipt based on the progress of the operational transfer subsequent to closing the sale. The net assets sold to the buyer had a book value of $204.9 million and included goodwill of $185.5 million, other intangibles of $19.4 million and cryptocurrency of $1.7 million. This resulted in a loss on disposal of $156.8 million which is reflected in the accompanying Consolidated Statements of Operations. The related amounts were previously reported under the Circle segment.

Poloniex had revenues of $11.3 million in 2019. Expenses attributable to Poloniex included production expenses of $2.3 million in 2019, Blockchain network fees of $0.3 million in 2019, professional services fees of $3.7 million in 2019, insurance and regulatory expenses of $2.8 million in 2019, general and administrative expenses of $1.7 million in 2019, other expenses of $0.3 million in 2019, and amortization expenses on intangibles of $6.4 million in 2019. All of the above items were included in the calculation of the loss on discontinued operations in the accompanying Consolidated Statements of Operations.

At the divestiture date, all assets held on behalf of customers were transferred to the buyer with the exception of US and sanctioned customer assets which were retained by the Company. These retained assets had a value of approximately $26.0 million at December 31, 2019. These retained customers were restricted from any further trading on December 15, 2019 and their assets have been made available for withdrawal in USDC equivalent on a segmented Poloniex US web domain. See to Note 22 – Commitments and contingencies for further detail.

The was no tax benefit attributable to discontinued operations of Poloniex in 2019.

The statement of cash flows impact of discontinued operations was an increase to cash flow from operating activities of $2.0 million for the year ended December 31, 2019. The impact of discontinued operations on cash flow from investing activities was $10.0 million and $33.2 million in 2020 and 2019, respectively.

6.	Intangible assets, net

Intangible assets consists of the following:

As of December 31, 2020	Gross carrying amount	Accumulated amortization(1)	Intangible assets, net	Weighted average remaining useful life (in years)
Amortizing intangible assets
Domain names	284	(269)	15	0.5
Internally developed software	18,530	(15,545)	2,985	1.4
SeedInvest acquired intangible assets	1,882	(1,420)	462	2.1
Indefinite life intangible assets
Digital assets held	5,931	(1,256)	4,675	-
Total intangible assets, net	26,626	(18,490)	8,137

(1)	Digital assets held are indefinite life intangible assets and as such not amortized. The Company recorded an impairment loss on digital assets of $1.3 million as of December 31, 2020, which is reflected within digital assets impairment in the accompanying Consolidated Statements of Operations.

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

As of December 31, 2019	Gross carrying amount	Accumulated amortization	Intangible assets, net	Weighted average remaining useful life (in years)
Amortizing intangible assets
Domain names	284	(248)	36	1.5
Internally developed software	15,353	(12,027)	3,326	1.2
SeedInvest acquired intangible assets	1,882	(661)	1,221	2.2
Indefinite life intangible assets
Digital assets held	479	-	479	-
Total intangible assets, net	17,998	(12,936)	5,062

Total amortization expense of intangible assets was $4.3 million and $5.7 million for the years ended December 31, 2020 and December 31, 2019, respectively.

The expected future amortization expense for intangible assets as of December 31, 2020 is as follows:

2021	$2,349
2022	1,039
2023	66
2024	8
Thereafter	-
Total amortization expense	$3,462

7.	Fixed assets, net

The following table presents our major categories of fixed assets, net:

	Year Ended December 31,
	2020	2019
Computers & Equipment	$249	$278
Fixtures & Furniture	630	819
Software Licenses	15	14
App and Web Design	143	144
Leasehold Improvements	128	214
Security Equipment	4	4
Total Fixed assets	1,169	1,473
Less: Accumulated depreciation and amortization	(726)	(691)
Total Fixed Assets, net	$443	$782

Depreciation expense for the year ended December 31, 2020 and 2019 was $0.2 million and $0.3 million, respectively, which is included within depreciation and amortization on the Consolidated Statements of Operations.

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

8.	Investments

Investment in equity securities

The Company holds an investment in Voyager Digital, a crypto-asset broker, which trades on the Canadian Stock Exchange. The cost and estimated fair value of equity securities are as follows:

	December 31, 2020		December 31, 2019
	Cost	Estimated Fair Value	Cost	Estimated Fair Value
Common Stock	$524	$13,631	$-	$-
Total	$524	$13,631	$-	$-

The change in net unrealized gains and on equity securities for the year ended December 31, 2020 was an increase of $13.2 million which is included in other income, net on the accompanying Consolidated Statements of Operations. There was no change in net unrealized gains on equity securities for the year ended December 31, 2019.

Investment in equity securities carried under measurement alternatives

The Company has acquired an investment for which it does not have the ability to exert significant influence over operating and financial policies. The changes in value of this investment are included as a part of other income, net on the accompanying Consolidated Statements of Operations. The carrying value of this investment was $1.1 million and $0.5 million and is included in equity securities, at fair value on the accompanying Consolidated Balance Sheets as of December 31, 2020 and 2019, respectively.

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

9.	Fair value of financial instruments

The following table sets forth by level, within the fair value hierarchy, the Company’s assets and liabilities measured and recorded at fair value on a recurring basis. The carrying amounts of certain financial instruments, including accounts receivable, prepaid expenses, accounts payable, accrued expenses and loans payable approximate their fair values due to their short-term nature.

	December 31, 2020			December 31, 2019
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Assets
Investment in digital assets trust	$-	$-	$-	$-	$-	$589
Equity securities, at fair value	13,631	-	1,076	-	-	541
Divestment consideration receivable	-	-	5,000	-	-	15,000
Total Assets	$13,631	$-	$6,076	$-	$-	$16,130

Liabilities
Convertible debt, net of debt discount	$-	$-	$30,614	$-	$-	$26,839
Acquisition payables	-	-	12,276	-	-	66,842
Warrant liability	-	-	212		-	77
Total Liabilities	$-	$-	$43,102	$-	$-	$93,758

The Company did not make any transfers between the levels of the fair value hierarchy during the years ended December 31, 2020 and December 31, 2019.

Equity Securities, at fair value

The Company holds an investment in Voyager Digital, which trades on the Canadian Stock Exchange. This portion of the equity securities are classified as Level 1 assets. The Company has also acquired an investment for which the determination of fair value requires unobservable inputs and there is little to no market activity for the investment. The changes in value of this investment are included as a part of other income, net on the accompanying Consolidated Statements of Operations. The carrying value of this Level 3 investment is presented below and are included in equity securities, at fair value on the accompanying Consolidated Balance Sheets as of December 31, 2020 and 2019, respectively.

Balance as of January 1, 2020	$541
Consideration received for new deals	$421
Fair value adjustment	$114
Balance as of December 31, 2020	$1,076

Divestment consideration receivable

In connection with the sale of Poloniex, a portion of the consideration received included contingent consideration, which was comprised of future deferred payments of $15.0 million subject to a successful operational transfer and indemnity holdbacks. During 2020, the Company received $10.0 million of the total $15.0 million. The remaining deferred payments are recorded as divestment consideration receivable as the Company is confident of receipt based on the progress of the operational transfer subsequent to closing the sale. The carrying value of the receivable approximates the fair value and the collection is certain.

Balance as of January 1, 2020	$15,000
Payments received	$(10,000)
Balance as of December 31, 2020	$5,000

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

Investment in Digital Assets Trust

During 2019, the Company held a non-controlling, unconsolidated interest in a digital assets trust. This investment was a privately offered trust exclusively available to accredited investors. The Company elected the fair value option for its investment in the trust in accordance with ASC 825 – Financial Instruments. The Company valued its investment in the trust at fair value using the net asset value (“NAV”) of the underlying investment as a practical expedient as permitted by the guidance on fair value measurement. The digital assets trust was liquidated during the year ended December 31, 2020. The fair value of the investment in the trust was $0.6 million as of December 31, 2019 and is presented as part of current assets held for sale in that year.

Balance as of January 1, 2020	$589
Liquidation during 2020	$(589)
Balance as of December 31, 2020	$0

Warrant Liability

In May 2018, the convertible promissory notes were converted into Series E preferred shares at a price of $16.23 per share as required per the Agreement. The warrants issued with the notes are legally detachable and exercisable and therefore meet the definition of freestanding and are not embedded in the notes. These warrants are classified as long-term liability and recorded at fair value with a total $0.1 million in 2019. As of December 31, 2020, these warrants have expired and have no fair value. The Company also holds warrants associated to an acquisition loan related to Poloniex. In connection with the loan, the bank was issued warrants with an expiration date seven years from the date of issuance (February 21, 2018). The warrants are still outstanding after repayment of the loan and as of December 31, 2020 have a fair value of $0.2 million. The Company revalues the warrants at each reporting period and record the change in fair value in the Consolidated Statements of Operations.

Balance as of January 1, 2020	$77
Expiration of Series-E warrants	(77)
Fair value adjustment of warrants related to the acquisition loan	212
Balance as of December 31, 2020	$212

Convertible Debt, net of debt discount

On March 1 2019, the Company issued convertible notes in connection with the acquisition of SeedInvest. The First 2019 Note had a par value of $24.0 million, matures in seven years and is convertible into Series E preferred shares with a 6.0% interest rate. The Second 2019 Note had a par value of $10.0 million and matures in two years with a 2.9% interest rate. The Company elected the fair value option for recording these notes which were recorded at a net discount on acquisition date. Their fair value at December 31, 2020 was $30.6 million and at December 31, 2019 was $26.8 million. The change in fair value of the notes is recorded in Other income, net on the accompanying Consolidated Statements of Operations.

Balance as of January 1, 2020	$26,839
Net discount on convertible notes	(412)
Capitalized interest	698
Fair value adjustment	3,489
Balance as of December 31, 2020	$30,614

The following significant unobservable inputs were used in the valuation:

	December 31, 2020	December 31, 2019
Discount rate	13.0%	14.0%
Volatility	42.3%	35.9%
Risk-free rate	0.4%	1.8%

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

Acquisition payables

Contingent payables from acquisitions are related to the SeedInvest acquisition during 2019 and the Poloniex acquisition in 2018. For both, the carrying value of the payable approximates the fair value.

In connection with the SeedInvest acquisition, a portion of the purchase consideration consisted of contingent payables. The fair value of the contingent consideration comprised of two indemnity holdback payments discounted to fair value on the date of the transaction. $1.1 million was paid on February 27, 2020 and the remaining $2.4 million was paid on March 1, 2021. The discount on the contingent consideration payments is amortized and included in interest expense, net of amortization of discounts and premiums in the accompanying Consolidated Statements of Operations.

In connection with the Poloniex acquisition during 2018, a portion of the consideration paid was contingent consideration. This was determined based on a percentage of gross revenues over a two-year period from closing are payable to the seller.

Balance as of January 1, 2020	$66,842
Gain on extinguishment of debt	(33,158)
Payment on settlement	(20,746)
SeedInvest Payment	(1,100)
Fair Value adjustment	438
Balance as of December 31, 2020	$12,276

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

10.	Revenue recognition

Disaggregation of Revenue:

The following tables summarize the disaggregation of revenue by major product and service and by segment for the years ended December 31, 2020 and 2019:

	Year Ended December 31, 2020
	Circle	SeedInvest
Continuing Operations
Transaction and Treasury Services	$2,589	-
USDC interest income(1)	4,435	-
SeedInvest revenue	-	8,417

Discontinued Operations
Invest Revenue	159	-
Poloniex Revenue	-	-
Circle Trade Revenue	-	-

	Year Ended December 31, 2019
	Circle	SeedInvest
Continuing Operations
Transaction and Treasury Services	-	-
USDC interest income(1)	6,232	-
SeedInvest revenue	-	3,191

Discontinued Operations
Invest Revenue	567	-
Poloniex Revenue	11,333	-
Circle Trade Revenue	7,276	-

(1)	USDC interest income is outside the scope of ASC 606

Transaction and Treasury Services

Transaction and Treasury Services is a unified suite of platform services centered around the USDC stablecoin and integrated with the Circle Account by providing customers with the infrastructure required to process a wide variety of transactions and support their financial infrastructure. The services relate to the Company’s integrated set of product offerings, including the API suite, that share a common functionality and allows businesses to manage their accounts (“Circle Account”). The components of Transaction and Treasury Services include revenue from Transaction Services and Integration Services. Transaction Services relate to the processing of USDC native payments, payouts to sellers, vendors or users as well as ledger management and custody services. Integration Services relate to the implementation of USDC on new public blockchains including the integration with the Circle Account. The Circle Account is the entry point for the Company’s suite of Transaction and Treasury Services.

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

Transaction Services include payment platform services whereby customers engage the Company to provide access to certain USDC (or other stablecoin) wallet and payment API’s for its customer and the customer’s buyers (“Buyers”) and sellers (“Sellers”) (collectively, “Users”) of merchandise acting within the customer’s API. Those API’s may include access to and the facilitation of flexible transactions across Buyers and Sellers, USDC (or other stablecoin, and other non-currency digital assets) wallet infrastructure and custody for Buyers and Sellers, shared Buyer payment method information across multiple Sellers, the ability for the customer’s API to monetize Circle USDC Credits transactions, and related functions for multi-sided marketplaces and other electronic commerce platforms services that may be offered by Circle and its affiliates.

All customers receive access to a Circle Account, a digital currency banking account, that is free to customers, and optionally choose to add paid products connected to their Circle Account. The paid products are as follows: Payments, Accounts and Payouts. The API contracts provide the customers with a single performance obligation of integrated payment services. For each of the products, invoices are sent to customers monthly and include monthly subscription and volume based fees based upon prior months transaction activity. Therefore, revenue is recognized over time as the performance obligation is met. In certain instances, customers prepay their monthly subscription by paying annually. In those instances, we amortize revenue over the life of the contract.

The company receives either USD or non-cash consideration in the form of digital assets. As the company has the USD equivalent price established in the contract, the Company deems this to be the transaction price in the contract. The digital asset payment is received from daily settlement activity for volume based services and monthly for subscription based services. Payments received in USDC stablecoin are liquidated to USD on a regular basis such that there is no price fluctuation between non cash consideration earned in USDC and realized in USD.

In accordance with ASC 606, the Company controls the specified integrated payment services before those services are transferred to the customer. This is because the Company first obtains control of the inputs to the specified integrated payment service (which include services from other parties) and directs their use to create the combined output that is the specified integrated payment service. In addition, the Company contracts directly with its customer and is viewed by its customer as the party responsible for fulfilling the promised services stipulated in the API agreement, and the Company has the unilateral right to determine the prices for all promised services. Based on these considerations, the Company determined it is the principal for the promised integrated payment services and, accordingly, will recognize revenue and expense on a gross basis.

Integration Services relate to agreements with third party blockchain companies where the Company enables and integrates USDC stablecoins into the third party public blockchains which allow for the issuance and redemption of USDC on their platform. The agreements can include upfront payments, milestone or phase payments, multiple distinct services, and are often settled in digital currency.

The contracts are structured with one performance obligation: integrating USDC on the blockchain. This obligation is a distinct good or service and revenue is recognized at the time that obligation has been met.

The Company receives noncash consideration based on the executed contract value in the form of digital assets. As the company has the USD equivalent price established in the contract the Company deems this to be the transaction price in the contract. The digital asset payment generally occurs as a pre-payment and then either milestone payments or a final payment once the goods or service have been provided. During the period from contract inception to completion of the performance obligation the value of digital assets may fluctuate. This change in value will be assessed under ASC 350 – Intangibles- Goodwill and Other for accounting for the change in value of the assets.

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

USDC Interest Income

USDC is a cryptographic stored value token that allows financial market participants to transact in a crypto asset. USDC is a token which is implemented on public blockchains. The total number of USDC tokens issued and outstanding at a current point in time is fully and transparently viewable through any publicly available block explorer for USDC approved blockchains. All USDC tokens issued and outstanding are backed by equivalent amounts of USD held in custody accounts. The Company earns interest on the USD held in custody accounts. The Company enters into income share agreements whereby the interest income earned on the USD held in custody accounts is shared with digital currency exchanges who tokenize and hold USDC on platform.

SeedInvest

SeedInvest is our equity crowdfunding platform which connects start-up businesses (“issuers” or “issuer”) with venture investors (“investors”), by providing an online platform where issuers can solicit and raise capital. SeedInvest earns revenue primarily through investment banking fees paid by the issuer and transaction processing fees paid by the investor(s). These fees are only charged upon successfully closing a deal which occurs when the funds have been transferred from the investor to the issuer.

Investment banking fees for services in private placements are recorded when the performance obligation is satisfied, which is generally at the time deal is completed, which occurs when the issuer receives their funds. For a given transaction, 7.5% of the total amount raised is remitted to us in the form of investment banking fees. In addition, upon completion of a deal, we retain 5.0% of the total equity an issuer raised on our platform. The equity stake is classified as a component of the investment banking fee and is recorded based upon the total equity raised on our platform. If contractual arrangements provide for a fee in the absence of closing, fees are recorded when earned. In some instances, as compensation in lieu of cash, the Company may receive convertible notes, crowd notes, equity or warrants in the issuer they are assisting in raising investor capital. These investments in privately held companies that are received in lieu of cash are deemed illiquid securities without a publicly traded market. The performance obligation is met when the transaction is completed as this is when the issuer has obtained control over the promised good or service. These amounts are included in SeedInvest Revenue on the Consolidated Statements of Operations, at estimated fair market value as of the date earned.

Transaction processing fees are earned for facilitating the transfer of investor capital to an issuer. These fees are paid to us by investor(s) upon the successful placement of an equity security and are intended to cover the costs of account opening and maintenance, transaction processing, and other administrative costs associated with processing investments on behalf of investors in compliance with federal law. Investors pay 2.0% of the value of any given investment, capped at $300 per investor, and are returned in full if a company does not meet its minimum fundraising goal and/or is no longer deemed to be a suitable investment. We recognize revenue from transaction processing fees upon completion of the performance obligation, which is when subscriptions from investors are received.

Expense reimbursement revenues are agreed upon and received from clients to reimburse the Company for expenses it incurs to complete a successful transaction. In the event a successful transaction closes, and the Client has agreed to reimburse the Company for these expenses, the Company earns the expense reimbursement revenue at the close of the transaction.

Revenue from Discontinued Operations

All Circle Trade, Invest Platform, and Poloniex revenues, realized gains and losses, fair value adjustments and trade costs are presented each on a separate gain (loss) from discontinued operations line in the accompanying Consolidated Statements of Operations in accordance with ASC 205 requirements as this component of Circle, Inc was discontinued after being disposed. See Note 5 – Divestitures for further detail.

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

11.	Other income, net

The following table presents our major categories of other income, net as of December 31, 2020 and 2019. The total other income, net as of December 31, 2020 and 2019 is reported within our accompanying Consolidated Statements of Operations.

	Year ended December 31
	2020	2019
Unrealized gains on investments	$13,221	$-
Change in fair value of convertible debt	(3,489)	2,355
Gain on treasury stock	2,877	-
Interest expense and amortization of discount	(3,363)	(3,453)
Income generated from winding down platforms	2,371	1,689
Transitional support income	1,061	1,599
Fair value adjustment on warrant liability	(212)	59,528
Gain on exchange of IP for Centre Investment	-	2,000
Other, net	1,226	942
Total, net	$13,692	$64,660

12.	Income taxes

The Company’s income (loss) from continuing operations before provision for income taxes for the years ended December 31, 2020 and 2019 consist of the following:

	Year ended December 31
	2020	2019

Domestic	$(26,507)	$(59,154)
Foreign	9,309	40,605
Total income before provision for income taxes	$(17,198)	$(18,549)

The components of the provision for income taxes from continuing operations for the years ended December 31, 2020 and 2019 consist of the following:

	Year ended December 31
	2020	2019
Current
Federal	$(4,215)	-
State	119	11
Foreign	24	12
Total Current	$(4,072)	$23

Deferred:
Federal	$(152)	$5,357
State	(102)	2,351
Foreign	4,441	-
Total Deferred	4,187	7,708
Total	$115	$7,731

Intraperiod tax allocation rules require the Company to allocate the provision for income taxes between continuing operations and other categories of earnings, such as discontinued operations and other comprehensive income. The Company recorded income tax of $0.9 million to discontinued operations for the year ended December 31, 2019. There was no income tax associated with discontinued operations for the year ended December 31, 2020. The Company’s 2019 allocation to discontinued operations does not consider the changes to the intraperiod tax allocation rules that arise from the adoption of ASU 2019-12, effective as of January 1, 2020.

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

The Company’s income tax expense from continuing operations differs from the taxes computed by applying the federal income tax rate of 21.0% to the loss before income taxes. A reconciliation of these differences is as follows:

	Year ended December 31
	2020	2019
Federal income taxes at 21.0%	$(3,611)	$(3,895)
State income taxes, net of federal benefit	14	(1,902)
Other permanent differences	(25)	585
Interest Expense Limitation	130	-
Other non-deductible Irish expenses	813	-
Penalties	315	-
Non-deductible warrant income / expense	28	(12,501)
Non-deductible compensation	357	995
Excess tax benefits related to share-based compensation	66	(118)
Federal research and experimentation credits	-	(730)
Foreign rate differential	1,367	1,037
Income tax contingency	(13)	127
Change in valuation allowance	2,245	23,682
Provision to return adjustments	994	(39)
Deferred tax rate change and adjustments	(209)	489
Current Tax Benefit (CARES Act)	(3,987)	-
DTA Utilization (CARES Act)	1,558	-
Other	73	1
Income tax expense	$115	$7,731

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Act (“CARES Act”) was signed into law in the U.S. to provide certain relief as a result of the COVID-19 pandemic. As a result of the CARES Act, the Company was able to carryback certain of its U.S. federal net operating losses, resulting in approximately $4.0 million of current income tax benefit.  As of December 31, 2020, the Company maintains $2.4 million in outstanding refunds receivable from the Internal Revenue Service related to its CARES Act carryback claims.

Significant components of the Company’s net deferred tax assets and liabilities as of December 31, 2020 and 2019 consist of the following:

	December 31
Deferred tax assets:	2020	2019
Net operating loss carryforwards	$46,111	$59,850
Tax credit carryforwards	1,913	1,191
Intangible Assets	3,554	6,795
Unrealized loss on investments	304	140
Stock Based Compensation	1,245	810
Accruals and reserves	3,980	160
Charitable Contribution Carryforward	212	-
Other, net	-	-
Total deferred tax assets	57,319	68,946
Valuation allowance	(55,486)	(68,019)
Total deferred tax assets, net of valuation allowance	1,833	927

Deferred tax liabilities:
Fixed Assets	(58)	-
Unrealized gain on investments	(5,165)	-
Investment in Centre Consortium	(344)	(546)
Other	(999)	(927)
Total deferred tax liabilities	(6,566)	(1,473)
Net deferred tax liability	(4,733)	(546)

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax-planning strategies in making this assessment. As of December 31, 2020, the company believes, with the exception of the balance offset by its deferred tax liabilities, that a full valuation allowance should be recorded against all of its deferred tax assets after considering all of the available sources of taxable income.

As of December 31, 2020, the U.S. federal and state net operating loss carryforwards (presented gross and tax effected, respectively) for income tax purposes were approximately $142.2 million and $6.1 million, respectively. As a result of the Tax Cuts and Jobs Act of 2017, any federal net operating loss arising after the year ended December 31, 2017 can be carried forward indefinitely with no expiration but is limited to 80.0% of taxable income. The federal net operating losses have an indefinite carryforward period, while the state net operating losses are subject to various expirations, beginning in 2038.

The Company also has federal tax credit carryovers of $2.1 million. The federal tax credits begin to expire in 2033. The Company also has foreign attribute carryforwards related primarily to Irish net operating losses of approximately $73.5 million. These attributes may be subject to various annual limitations under the tax laws of the different jurisdictions in which the Company operates.

Significant judgement is required in evaluating the Company’s uncertain tax positions and determining the provision for income taxes. The Company follows the provisions of ASC 740, which provide detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in the financial statement. At December 31, 2020 and 2019 the Company maintained uncertain tax position reserves of $0.3 million for its current and prior year federal and Massachusetts R&D credits given the inherent judgement that is involved in the credit calculation. Of these amounts, the $0.1 million related to Massachusetts R&D credits would reduce the effective tax rate, if recognized. The interest or penalties related to these uncertain tax positions are immaterial and are recorded as a component of income tax expense. The following table presents activity related to unrecognized tax benefits as of the dates indicated:

	December 31
	2020	2019
Beginning balance	311	302
Increase/(decrease) related to tax positions taken during current year	-	-
Increase/(decrease) related to tax positions taken during prior years	2	9
Decrease related to a lapse of the applicable statute of limitations	-	-
Ending balance	313	311

It is reasonably possible that of the $0.3 million of uncertain tax position reserves as of December 31, 2020, up to $0.1 million could decrease within the next 12 months due to lapse of statute of limitations. Management believes that it has sufficient accrued liabilities as of December 31, 2020 for uncertain tax position exposures and related interest expense.

The Company is subject to U.S. income taxes in federal and various state jurisdictions. The years open for audit for federal and state are 2017 through 2020. There are no years open prior to 2016 in the Company’s foreign jurisdictions. There are no open income tax examinations as of December 31, 2020.

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

13.	Debt

Loans Payable

To facilitate the acquisition of Poloniex during 2018, the Company entered into a loan agreement with a bank for $20.0 million, at an 8.0% interest rate for a three year term, less discounts of $1.5 million. The loan was repaid in full in November 2019. In connection with the loan, the bank was issued warrants over 1,450,000 ordinary shares of Parent with an expiration date seven years from the date of issuance (February 21, 2018), which are classified in equity. There are an additional 85,000 Series-E warrants, which are still outstanding after repayment of the loan classified as liabilities and as of December 31, 2020 have a fair value of $0.2 million.

On July 16, 2020 (“Loan Effective Date”), the Company executed an agreement with Genesis Global Capital, LLC (“Genesis” or “Lender”), where Genesis will lend the Company USDC or any stablecoin (“Digital Currency”) or USD (collectively “Loaned Assets”). As part of the agreement, the Company has agreed to pay interest (“Loan Fee”) and return any Digital Currency or USD to Genesis at the termination of the agreement. On the Loan Effective Date, the Company received a $25.0 million two year note (“Genesis Loan”) from Genesis, which matures on July 16, 2022 (“Maturity Date”). The Genesis Loan carries an annual Loan Fee of 15.5%, provided that on September 30, 2020 (the “Reset Date”) the Company has greater than $10.0 million of debt to creditors other than Genesis that rank pari passu on the balance sheet (on a proforma, unaudited basis) with the Loaned Assets. If this condition was not met, the Loan Fee payable on the Genesis Loan shall be 16.8% effective retroactively to the Loan Effective Date. As of the Reset Date, the debt to creditors that Genesis ranked pari passu to was greater than $10.0 million and, accordingly, the Loan Fee was 16.8% for the period.

If at any time after the Reset Date, but before February 1, 2021, the Company maintained less than $10.0 million of debt to creditors other than Genesis that rank pari passu with the Loaned Assets as a result of the full or partial repayment of such debt in connection with closing of the SeedInvest business, on the balance sheet (on a proforma, unaudited basis) then the Loan Fee shall revert back to 15.5% effectively retroactively to the Loan Effective Date. On October 19, 2020, the Company executed an amendment to the agreement dated July 16, 2020, which amended certain provisions related to the Loan Fee charged on the outstanding loan. Specifically, if the Company reaches certain milestones based on the amount of outstanding assets loaned to Genesis through the Circle Yield platform, the Loan Fee shall be reduced based on the terms specified within the contractual agreement with Genesis. There were no principal payments made on the Genesis Loan during the year ended December 31, 2020. Each month, the unpaid principal balance was increased for paid-in-kind interest. Paid-in-kind interest was considered and referred to as principal when accrued. The Genesis Loan is shown as Loan Payable, net of debt discount in the accompanying Consolidated Balance Sheets. The debt discount is amortized and included in interest expense, net of amortization of discounts and premiums in the accompanying Consolidated Statements of Operations.

On May 6, 2020, as part of the CARES Act the Company entered into an agreement with Silicon Valley Bank to receive a loan of $1.8 million under the Paycheck Protection Program (“PPP”) administered by the Small Business Administration (“SBA”)(“the PPP Loan”). The PPP Loan matures on May 6, 2022 and has an annual interest rate of 1.0%. Payments on the PPP Loan shall not be due during the six-month period beginning May 6, 2020 (“Deferral Period”). Principal and interest payments shall commence one month following the expiration of the Deferral Period. At any time without penalty or premium the Company may prepay the PPP Loan. On March 4, 2021, the Company repaid the principal balance including interest accrued on the loan of $1.8 million. (see Note 23 – Subsequent events for further detail)

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

The Company’s loans consisted of the following:

December 31
2020
Genesis Loan:
Outstanding principal	$25,000
Accrued interest	1,966

PPP Loan:
Outstanding principal	$1,758
Accrued interest	-

During the year ended December 31, 2020, $2.0 million of interest related to the Genesis Loan was treated as paid-in-kind and added to the principal balance. Interest expense related to loans payable for the years ended December 31, 2020 and 2019 was $2.0 million and $1.4 million, respectively, and are included in interest expense, net of amortization of discounts and premiums in the accompanying Consolidated Statements of Operations.

Convertible Debt and Embedded Derivatives

In February 2018, the Company entered into a Convertible Promissory Agreement (“the Agreement”) and a Warrant Purchase Agreement (“the Warrant Agreement”) to authorize the issuance of $69.4 million in convertible promissory notes (“the 2018 Notes”) as well as warrants to certain investors. The 2018 Notes had a maturity date of two year and an annual interest rate of 8.0% and included certain conversion provisions requiring (a) conversion upon next equity financing at a conversion price per share equal to seventy-five percent of the price per new share or (b) an elective conversion into Series D preferred at a conversion price per share equal to $2.76.

In May 2018, the 2018 Notes were converted into Series E preferred shares at a price of $16.23 per share as required per the Agreement. The warrants issued with the notes are legally detachable and exercisable and therefore meet the definition of freestanding and are not embedded in the notes. These warrants are classified as long-term liability and recorded at fair value of $0.1 million at December 31, 2019. As of December 31, 2020, the warrants issued have expired, and as such have no fair value recorded on accompanying Consolidated Balance Sheets.

On March 1 2019, the Company entered into an agreement with North Capital Private Securities Corporation (the “Holder”) to issue two convertible promissory notes in connection with the acquisition of SeedInvest (collectively the “2019 Convertible Notes”). Pursuant to the agreement, the Company agrees to pay the Holder the principal amount together with any interest on the unpaid principal balance for the two notes beginning on the date of the agreement. The first note has a principal amount of $24.0 million and is convertible into Series E preferred stock subject to the conversion provisions in the agreement (the “First 2019 Note”). The First 2019 Note matures on March 1, 2026, unless earlier converted, and has an annual interest rate of 2.9% due annually in arrears on the last day of each calendar year. At any time during the term and at the sole discretion of the holder, all or a portion of the principal amount with any accrued and unpaid interest (collectively the “Conversion Amount”) can at the election of the Holder be converted in Series E preferred shares. The outstanding Conversion Amount will convert into a specified number of shares of Series E preferred stock at a conversion price per share equal to $16.23.

The second note has principal amount of $10.0 million and is convertible into new shares issued at the Company’s next equity financing subject to the conversion provisions in the agreement (the “Second 2019 Note”). The Second 2019 Note matures on March 1, 2021 and has an annual interest rate of 6.0% due annually in arrears on the last day of each calendar year. Prior to the initial closing of the Company’s next equity financing, the Holder may at their election convert the principal amount and any accrued interest (“Note Amount”) to new shares at the next equity financing or receive payment in cash of the Note Amount. The outstanding Note Amount will convert into a specified number of shares of new shares at a conversion price per share equal to the lesser of: (i) 80.0% of the price per New Share or (ii) the liquidity price as defined in the agreement. As of December 31, 2020, the next round of financing was not expected to close before the maturity date of the note, therefore, pursuant to the agreement the Note Amount is due at the specified maturity date. On March 1, 2021, the Company repaid the remaining principal including capitalized amounts of $10.7 million and interest of $0.1 million related to the Second 2019 Note. (see Note 23 – Subsequent events for further detail)

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

The Company has elected the fair value option for recording these 2019 Convertible Notes on the accompanying Consolidated Balance Sheets, which were recorded at a net discount on acquisition date. Their fair value at December 31, 2020 and 2019 was $30.6 million and $26.8 million, respectively, and are shown as convertible debt, net of debt discount in the accompanying Consolidated Balance Sheets. Interest expense related to convertible debt for the years ended December 31, 2020 and 2019 was $1.3 million and $1.1 million, respectively, and are included in interest expense, net of amortization of discounts and premiums in the accompanying Consolidated Statements of Operations. The debt discount is amortized and included in interest expense, net of amortization of discounts and premiums in the accompanying Consolidated Statements of Operations. The change in fair value of the 2019 Convertible Notes is included in other income, net in the accompanying Consolidated Statements of Operations.

14.	Stockholders’ equity

Common Stock

In accordance with the Articles of Association dated May, 14 2018, the Company is authorized to issue 255,000,000 shares of common stock with a par value of $0.0001 per stock. As of December 31, 2020, there was 41,449,497 shares of common stock outstanding.

The voting, dividend and liquidation rights of the holders of the common stock are subject to and qualified by the rights, powers, and preferences of the holders of the preferred stock as detailed in the Certificate of Incorporation. The holders of Circle’s common stock are entitled to one vote for each share of common share held, subject to certain limitations pertaining to the Circle’s preferred stock.

In 2013, Circle issued 22,189,656 shares of common stock at par value to the founders for total cash proceeds of $0.0 million. These common shares were issued with a repurchase agreement that stipulates that should a stockholder cease to be an employee, consultant, officer or director of Circle, Circle has the right and option to repurchase the unvested stock at a price per stock equal to the lesser of (x) the fair market value of the stock at the time the repurchase option is exercised, as determined by the Circle’s Board of directors (the “Board”) and (y) $0.0001 per stock.

At December 31, 2020 and 2019, Circle has the following number of common shares reserved for the conversion of preferred stock and exercise of options:

	2020	2019
Conversion of Series A redeemable convertible preferred stock	33,620,690	33,620,690
Conversion of Series B redeemable convertible preferred stock	17,586,205	17,586,205
Conversion of Series C redeemable convertible preferred stock	18,445,443	18,445,443
Conversion of Series C-1 redeemable convertible preferred stock	-	-
Conversion of Series D redeemable convertible preferred stock	23,202,679	23,202,679
Conversion of Series D-1 redeemable convertible preferred stock	-	-
Conversion of Series E redeemable convertible preferred stock	9,077,030	9,077,030
Common stock options issued under stock option plan	19,641,567	25,250,825
Common stock options available for grant under stock option plan	6,405,003	7,056,635
Total	127,978,617	134,239,507

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

Treasury Stock

In July 2020, the Company acquired 4,960,362 shares of its own common stock at a cost of $0.58 in conjunction with the settlement from the extinguishment of debt. The total fair value of the acquired shares was $2.9 million and has been deducted from stockholders’ equity. The settlement from the extinguishment of debt restricts the sale, transfer, or assignment for 12 months from the date of the settlement.

15.	Redeemable convertible preferred stock

In 2013, Circle issued 33,620,690 shares of Series A redeemable convertible preferred stock (“Series A Preferred Stock”), par value of $0.0001, at a purchase price of approximately $0.27 per share for total cash proceeds of $9.0 million.

In 2014, Circle issued 17,586,205 shares of Series B redeemable convertible preferred stock (“Series B Preferred Stock”), par value of $0.0001, at a purchase price of approximately $0.97 per share for total cash proceeds of $17.0 million.

In 2015, Circle issued 23,051,123 of Series C redeemable convertible preferred stock (“Series C Preferred Stock”) and Series C-1 redeemable convertible preferred stock (“Series C-1 Preferred Stock”), par value of $0.0001, at a purchase price of approximately $2.17 per share for total cash proceeds of $50.1 million.

In 2016 and 2017, Circle issued a total of 23,202,679 of Series D redeemable convertible preferred stock (“Series D Preferred Stock”) and Series D-1 redeemable convertible preferred stock (“Series D-1 Preferred Stock”), par value of $0.0001, at a purchase price of approximately $2.76 per share for total cash proceeds of $64.1 million, net of $0.1 million of issuance costs.

In 2018, Circle issued 9,077,030 of Series E redeemable convertible preferred stock (“Series E Preferred Stock”) par value of $0.0001, at a purchase price of approximately $16.23 per share for total cash proceeds of $148.9 million.

The Company identified an error related to its Series C Preferred Stock balance as of December 31, 2019, which did not properly reflect the forfeiture of 4,605,680 shares in October 2019. The error resulted in a $10.0 million overstatement of Series C Preferred Stock in temporary equity as of December 31, 2019 on the Consolidated Balance Sheets. The Company determined that the error was not material to the 2019 financial statements and has corrected the presentation as an immaterial error correction by reducing the Series C redeemable convertible preferred stock and increasing additional paid-in capital on the Consolidated Balance Sheets herein.

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

The holders of the Series A, Series B, Series C, Series D, and Series E preferred stock (collectively, “Voting Preferred Stocks”) have various rights and preferences as follows:

Voting

The holder of the Voting Preferred Stock shall be entitled to such number of votes equal to the number of whole common stock into which the preferred stock held by such holder are convertible in accordance with conversion rules as of the record date for determining stockholders entitled to vote on such matter and shall have voting rights and powers equal to the voting rights and powers of the common stock. The holders of the Series A Preferred Stock shall be entitled to appoint and remove two (2) Directors to the Board. The holders of the Series B Preferred stock shall be entitled to appoint and remove one (1) Director to the Board. The holders of Series C Preferred Stock are entitled to appoint and remove (1) Director to the Board. The holders of Series C-1, D and D-1, E Preferred Stock have no voting rights except where it may be statutorily required.

Dividends

The holders of the Preferred Stocks shall be entitled to cash dividends at the rate of eight percent (8.0%) of the original price per annum, payable only when as and if declared by the Board out of profits of the Company available for distribution in priority to any declaration or payment of any dividend or other distribution on any other class of stocks in the capital of the Company. The dividends shall not be cumulative and shall be paid in immediately available funds.

Liquidation

Upon a liquidation event, whether voluntary or involuntary, any amounts or combined assets of Circle and its subsidiaries legally available for distribution to holders of the Company’s stocks of all classes, shall be paid as follows: first, the holders of the preferred stocks shall be entitled, before any distribution or payment is made upon any common stocks to be paid an amount per preferred stock equal to the greater of (i) the sum of (A) $0.27 per preferred stock for Series A or $0.97 per preferred stock for Series B or $2.17 for Series C or Series C-1 or, $2.76 for Series D or Series D-1 or $16.23 for Series E, subject to appropriate adjustment in the event of any combination, consolidation, recapitalization, stock split, stock dividend or the like affecting such stocks, and (B) the amount of all arrears of all declared but unpaid dividends and (ii) the amount per stock as would have been payable had all Preferred Stocks been converted into common stocks prior to the liquidations. If upon the liquidation, the available assets shall be insufficient to make payment in full to all holders of the Preferred Stocks, then the available assets shall be distributed among the holders of Preferred Stocks at the time issued, ratably in proportion to the full amounts to which they would otherwise be respectively entitled if the entire preferred stocks liquidation preference were paid in full. Second, after the payment of the full Preferred Stocks liquidation preference, the remaining available assets shall be distributed ratably to the holders of the common stocks based on the number of common stocks held by each such holder.

Redemption

To the extent the Preferred Stocks have not been previously redeemed or converted, a requisite majority of the stockholders may require Circle to redeem in three (3) annual installments commencing on or after the fifth anniversary of the Articles of Association, but not more than sixty (60) calendar days after receipt by Circle of the Series A or Series B or Series C or Series C-1 or Series D or Series D-1 or Series E redemption notice, all but not some of Preferred stocks: provided that Circle shall receive written notice from the requisite majority requesting such redemption.

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

Conversion

The Preferred Stocks may at the option of the holder thereof be converted at any time into fully-paid common stocks. The number of common stocks into which each Series A or Series B or Series C or Series C-1 or Series D or Series D-1 or Series E preferred stock may be converted shall be determined by dividing the Series A or Series B or Series C or Series C-1 or Series D or Series D-1 or Series E original price by the Series A or Series B or Series C or Series C-1 or Series D or Series D-1 or Series E conversion price (as defined in the Articles of Association), in effect at the time of the conversion.

Following is a presentation of the key characteristics and shares outstanding for each class of the Company’s preferred stock as of December 31, 2020:

Preferred stock class	Issue Date	Issue price	Conversion price	Liquidation preference	Shares issued and outstanding
Series A	8/22/2013	0.27	0.27	0.27	33,620,690
Series B	2/26/2014	0.97	0.97	0.97	17,586,205
Series C	4/10/2015	2.17	2.17	2.17	18,445,443
Series D	5/17/2016	2.76	2.76	2.76	23,202,679
Series E	5/14/2018	16.23	16.23	16.23	9,077,030

16.	Stock-based compensation

The Companies provide stock options to its employees and board members under the Award Plan. Granted stock options do not expire for 10 years and have vesting periods ranging from 12 to 48 months. The Companies recognize as expense awards granted to employees in consideration for services provided to the Company. As of December 31, 2020 and 2019 the maximum number of shares available for future grants under the Plan were 6,405,003 and 7,056,635, respectively.

Stock-based compensation expense related to employees and board members for the years ended December 31, 2020 and 2019 was $3.6 million and $6.6 million, respectively, and was recognized and included in compensation expenses in the accompanying Consolidated Statements of Operations.

Stock options

Following are the weighted average assumptions utilized in the valuation of grants issued:

	2020	2019
Risk-free interest rate	0.3% - 2.0%	1.7% - 2.4%
Expected term	2-6 years	4-7 years
Expected volatility	60.0-64.0%	58.0-60.0%
Expected annual dividend	0%	0%

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

A summary of option activity under the Award Plan as of December 31, 2020 and 2019, and changes during the year then ended is presented below:

	Number of Stock Options	Weighted Average Exercise Price ($)	Weighted Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value ($)
Outstanding at January 1, 2019	27,362,491	1.58	8.18	-
Granted	7,287,777	1.56	-
Exercised	(1,295,613)	1.56	-
Forfeited or expired	(8,103,830)	2.10	-
Outstanding at December 31, 2019	25,250,825	1.22	7.64	-

Exercisable at December 31, 2019	14,151,491	1.00	6.77	-

Outstanding at December 31, 2019	25,250,825	1.22	7.79	-
Granted	16,024,870	0.08
Exercised	(6,260,890)	0.11
Forfeited or expired	(15,373,238)	1.06
Outstanding at December 31, 2020	19,641,567	0.10	7.92	71,411

Exercisable at December 31, 2020	7,516,579	0.14	6.14	27,033

The intrinsic value is calculated as the difference between the exercise price of the underlying stock option award and the estimated fair value of the Company’s common stock. The aggregate intrinsic value of stock options exercised during the years ended December 31, 2020 and 2019 was $6.8 million and $0, respectively.

The weighted-average grant-date fair value of options granted during the year ended December 31, 2020 and 2019 was $0.33 and $1.56 , respectively.

There were $8.4 million and $14.2 million of total unrecognized compensation cost related to non-vested stock-based compensation arrangements as of December 31, 2020, and 2019, respectively. The cost is expected to be recognized over a weighted-average period of 1.9 and 2.7 years as of December 31, 2020 and 2019, respectively.

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

A summary of the unvested options is presented in the table below:

	Number of	Weighted Average
	Options	Exercise Price
Unvested Outstanding at January 1, 2019	15,983,844	$2.12
Granted	7,287,777	1.56
Cancelled/Forfeited	(184,534)	2.17
Vested, outstanding shares	(11,987,753)	1.22
Unvested Outstanding at December 31, 2019	11,099,334	$1.50
Granted	16,024,870	0.08
Cancelled/Forfeited	(1,299,323)	1.14
Vested, outstanding shares	(13,699,893)	0.11
Unvested Outstanding at December 31, 2020	12,124,988	$0.08

Non-employee stock based compensation

Stock-based compensation expense related to stock options granted to nonemployees is recognized as the stock options are vested and earned. Stock-based compensation for non-employees will fluctuate as the estimated fair value of the common stock fluctuates.

For the year ended December 31, 2020 and 2019, the Company granted and subsequently cancelled 1,030,387 and 400,000 of stock options to nonemployees, respectively. In 2020, nonemployees exercised stock options with an aggregate intrinsic value of $0.3 million. No stock options were exercised by nonemployees for the year ended December 31, 2019. As of December 31, 2020 and 2019, nonemployees had outstanding options of 750,143 and 1,030,387, respectively, all of which have vested.

Stock-based compensation expense related to non-employees for the year ended December 31, 2019 was $0.3 million, and was recognized and included in compensation expenses in the accompanying Consolidated Statements of Operations. There was no stock-based compensation expense related to non-employees for the year ended December 31, 2020.

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

17.	Earnings per share

The computation of net income (loss) per share is as follows (in thousands, except per share amounts):

	Year ended December 31,
	2020	2019
Numerator:
Net income (loss) from continuing operations	$(17,313)	$(26,280)
Net income (loss) from discontinued operations	21,103	(152,285)
Net income (loss) available to common stockholders	$3,790	$(178,565)
Numerator Adjustments:
Deemed contribution from Series C shares surrendered(1)	$-	$9,994
Dividend preference on preferred shares	(3,790)	-
Net income (loss) available to common stockholders	$-	$(168,571)

Denominator:
Weighted-average common shares – basic	36,089,496	34,805,605
Dilutive effect of equity awards	15,760,900	-
Weighted-average common shares – diluted	51,850,396	34,805,605

Earnings (loss) per share:
Basic:
Continuing operations	0.00	(0.46)
Discontinued operations	0.00	(4.38)
Basic earnings (loss) per share	$0.00	$(4.84)

Diluted:
Continuing operations	0.00	(0.46)
Discontinued operations	0.00	(4.38)
Diluted earnings (loss) per share	$0.00	$(4.84)

(1)	Deemed contribution from Series C shares surrendered is an adjustment to the numerator for net income (loss) from continuing operations

Convertible notes, options or other instruments, which provide the ability to acquire shares of our common stock or preferred stock that are antidilutive are excluded from the computation of diluted earnings per share.

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

18.	Defined contribution savings plan

In 2016, the Companies established a defined contribution savings plan (the “Savings Plan”) under Section 401(k) of the Internal Revenue Code. The Savings Plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pretax basis, subject to legal limitations. The Company’s contributions to the Plan are made at the discretion of the Board of Directors. The Company opted not to match 401k contributions for the year ended December 31, 2020, in response to the COVID-19 pandemic. The Company made a total contribution of $0.5 million or the year ended December 31, 2019.

19.	Accumulated other comprehensive income

Following is a summary of the changes in each component of accumulated other comprehensive income for the years ended December 31, 2020 and 2019:

	Year ended December 31
	2020	2019
Foreign currency translation adjustment
Beginning balance at January 1	$683	$716
Pre-tax change	(165)	(33)
Tax effect	-	-
Total other comprehensive income, net of tax	$518	$683

20.	Prepaid expenses and other current assets

Prepaid expenses and other current assets include the following:

	December 31
	2020	2019
Income tax receivable	$3,650	$3,396
Deposits	1,319	300
Prepaid expenses	884	1,266
Other	69	101
Total prepaid expenses and other current assets	$5,922	$5,063

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

21.	Accounts payable and accrued expenses

Accounts payable and accrued expenses include the following:

	December 31
	2020	2019
Accrued expenses	$15,009	$4,358
USDC accrued rebates	3,803	941
Accrued interest	3,287	1,079
Other payables	1,579	1,768
Total accounts payable and accrued expenses	$23,678	$8,146

22.	Commitments and contingencies

Legal matters

In connection with investigation into a third party trust company, Circle Inc. received subpoenas and requests for information from government agencies. Circle Inc. has provided all the documents requested and the investigation is ongoing. The legal matters related to Poloniex are part of discontinued operations, as the Company disposed of this business on November 4, 2019

In December 2017, the SEC filed a complaint against Poloniex with regards to the trading of cryptocurrencies that may be characterized as securities. In March 2021 , Poloniex offered to settle the case for $10.4 million. Based on the fact the Company intends to settle with the SEC, the Company has determined that a settlement of the complaints is probable and reasonably estimable. Based on the offer with the SEC, the Company accrued $10.4 million as a contingent liability within accounts payable and accrued expense and a charge to loss from operations of discontinued Poloniex business on the accompanying Consolidated Balance Sheets and Consolidated Statements of Operations, respectively.

In 2018, Poloniex received administrative subpoenas from government agencies, requesting various documents. Poloniex has fully collaborated with the regulatory agencies and provided all the documents requested. Management believes that penalties and fines are probable but cannot be reasonably estimated.

In 2018, Poloniex applied for and received for money transmitter or equivalent licenses in various US states. These licenses were surrendered when the assets of the Poloniex business was disposed. As Circle is still responsible for US legacy activity in certain US states it has received fines and penalties in states related to the state’s assertions that Poloniex has engaged in unlicensed activity with respect to the transmission of money in previous years. The majority of state fines have been settled but there are a still a number outstanding. Management has reserved $0.3 million for the payment of penalties and fines as a contingent liability within accounts payable and accrued expense on the accompanying Consolidated Balance Sheets.

In 2019, a sudden price crash in a cryptocurrency traded on Poloniex caused a number of peer-to-peer margin loans to default, resulting in an 1,800 BTC generalized loss in the Poloniex BTC margin lending pool. The contractual agreement for margin lending is between borrowers and lenders on the platform, and as such the Company has no legal requirement to remedy these losses. The Company has received a number of claims from affected lenders which the Company will defend in arbitration. The Company has evaluated these claims and determined as of December 31, 2020, that the amount of loss, excluding legal fees, can be reasonably estimated due to the conclusion of arbitration in March 2021 for one claim and a settlement offer made in May 2021 for another related claim in the amount of $1.0 million and $0.3 million, respectively. The Company accrued $1.3 million for the two estimated settlement payments as a contingent liability within accounts payable and accrued expense and a charge to loss from operations of discontinued Poloniex business on the accompanying Consolidated Balance Sheets and Consolidated Statements of Operations, respectively. The Company has determined that the remaining prospective claims are not probable of being successful at the current time and will continue to monitor developments around these claims and other claims made by affected lenders.

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

In 2019, the Company received administrative subpoenas from the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and an Iranian government agency related to Poloniex registered exchange accounts for persons resident or located in the embargoed jurisdictions and processed associated transactions (deposits, withdrawals and trades of digital assets) in violation of various sanctions. The Company has determined that estimated penalties as a result of the OFAC and Iranian sanctions violations are probable and reasonably estimable. The Company has estimated the probable penalty would be between $1.1 million to $2.8 million, with no amount within that range a better estimate than any other amount; accordingly, the Company accrued for the minimum range of $1.1 million as a contingent liability within accounts payable and accrued expense and a charge to loss from operations of discontinued Poloniex business on the accompanying Consolidated Balance Sheets and Consolidated Statements of Operations, respectively. It is reasonably possible that the estimated amount of the loss may change in the near term and the effect of that change may be material.

Following the business combination with Poloniex, the Company believed there to be misrepresentations under the Share Purchase Agreement (“SPA”) related to actual and expected losses suffered in both the year of acquisition and future unsettled litigation. On December 28, 2018, the Company submitted a claim seeking indemnification to withhold all remaining quarterly earnout payments due to Ophelix owners (“Ophelix”). On March 25, 2019, the Ophelix brought claims against the Company alleging that the Company breached the SPA by withholding scheduled payments owed to the Ophelix under the SPA on the grounds that Ophelix must indemnify the Company for alleged damages incurred in connection with an investigation by OFAC and for alleged damages for losses associated with the cryptocurrency Dogecoin. On July 24, 2020 American Arbitration Association enforced the arbitration settlement between the Company and Ophelix with the following key terms: (i) a payment of $20.8 million on the settlement enforcement date by the Company to Ophelix, (ii) $9.9 million in subsequent payments to be made as either a % of future Circle capital raises with the remaining outstanding balance to be paid no later than five years from the settlement enforcement date, amounting in total consideration payments of $30.7 million.

Prior to the settlement, the Company had liabilities owed to Ophelix under the original share purchase agreement totaling $63.9 million and consisted of deferred acquisition payments and contingent consideration for revenue earnout payments. As a result of the Ophelix settlement, the Company was legally released from all payment obligations under the original share purchase agreement in exchange for total consideration payments of $30.7 million and recognized a gain on the extinguishment of debt in the amount of $33.2 million, which is reflected in loss from operations of discontinued Poloniex business on the accompanying Consolidated Statements of Operations. The extinguishment is the difference between the settlement amount due to Ophelix and the remaining earnout amounts due under the original agreement, which following the settlement are no longer due.

During the year ended December 31, 2020, the Company accrued for legal settlement fees of $12.8 million related to Poloniex. These settlement fees are recorded in loss from operations of discontinued Poloniex business on the accompanying Consolidated Statements of Operations.

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

Commitments and other contingencies

The Company leases facilities under non-cancelable operating leases. In addition to fixed monthly lease payments, the Company is required to pay operating expenses and real estate taxes for certain of these facilities. Total rent expense for the year ended December 31, 2020 and 2019 was $2.5 million and $2.7 million , respectively.

Future minimum lease payments required under the leases for years ending December 31 are as follows:

Year
2021	$1,563
2022	1,590
2023	1,264
2024	626
2025	-
Total	$5,043

Off-balance sheet arrangements

As of December 31, 2020 and 2019, the Company held digital assets on behalf of customers in wallets in the Company’s custody or with selected custodians, which are not recognized on the Consolidated Balance Sheets. These digital assets held on behalf of its customers do not meet the definition of an asset as the Company is not allowed to obtain benefits from them. Digital assets held on behalf of customers are not reasonably likely to have, a current or future material effect on our accompanying Consolidated Balance Sheets, results of operations, liquidity, capital expenditures, or capital resources.

Circle Internet Financial Limited and Subsidiaries
Notes to Consolidated Financial Statements (Amounts in thousands, unless otherwise noted)
December 31, 2020 and 2019

23.	Subsequent events

The Company has evaluated subsequent events through June 29, 2021, the date the financial statements were available to issued, and has concluded there were no other subsequent events requiring adjustments or disclosure.

On November 18, 2020 the board of Circle Internet Financial Limited approved a plan to perform a reorganization and consolidation of the Circle U.S. tax structure effective January 1, 2021. The reorganization will involve the following three legal Circle U.S. entities (each of which is regarded as a separate corporation for U.S. income tax purposes), wholly owned subsidiaries and membership interest in partnerships; Circle Internet Financial, Inc, Pluto Holdings, Inc, and Circle US Holdings, Inc. Upon completion of the reorganization Circle Internet Holdings, Inc. will be the parent of the newly formed U.S. consolidated group.

In January and February 2021, the Company liquidated its position in Voyager Digital for total proceeds of $26.0 million net of commissions and foreign currency loss.

On March 1, 2021, the Company repaid the remaining principal including capitalized amounts of $10.8 million and interest of $0.1 million related to the Second 2019 Note issued in connection with the acquisition of SeedInvest.

On March 4, 2021, the Company repaid the outstanding PPP loan payable in full to Silicon Valley Bank of $1.8 million.

On March 8, 2021, the Company executed a convertible note agreement with Intersection Fintech CIF Partners (“CIF Partners”), which was subsequently amended on April 8, 2021 (“Amended Convertible Note”) and received proceeds of $50.7 million. The balance of the note shall be due and payable by the Company on demand by CIF Partners at any time after March, 8, 2023.

During the second quarter, the Company raised an additional $390.3 million from multiple lenders with substantially the same terms as the Amended Convertible Note. The total funding received as of May 2021 was $441.0 million.

On April 5, 2021, the Company received 83,186 shares of contingent stock in Payward as a result of certain earnout and retention provisions being met in accordance with the agreement for the sale of Circle Trade.

In June 2021, the Company was subject to an internet email fraud incident in which fraudulent actors obtained $2 million in Company-owned funds. No customer accounts or funds were accessed or otherwise affected, nor were any of the Company’s information systems compromised in the incident.

The Company is currently in a dispute with a financial advisor regarding advisory fees in connection with the potential consummation of a proposed business combination. The advisor believes it would be entitled to a fee of approximately nine percent (9%) of any value issued to the Company’s shareholders in connection with the proposed business combination based on the advisor’s interpretation of its engagement letter with the Company. The Company disputes this and maintains that the advisor would receive, at most, a reasonable fee reflecting the custom and practice among investment bankers in similar size and type of transactions. At this time, no business combination has been entered into, and there is no fee owing. However, if any such transaction is completed, and a fee becomes payable to the advisor, we cannot determine the ultimate outcome of this dispute.